Exhibit 10.13

EXECUTION VERSION

FIRST AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

OF

JBG SMITH PROPERTIES LP

Dated as of:  July 17, 2017

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE TRANSFEROR DELIVERS TO THE PARTNERSHIP AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE SATISFACTORY TO THE PARTNERSHIP, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE PERSON OR ENTITY CREATING THE SECURITIES AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED.  THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY.  FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

“EDGAR”	8
“ERISA”	8
“Excluded Units”	8
“Exchange Act”	8
“Extraordinary Transaction”	8
“final adjustment”	8
“Formation Unit”	8
“Funding Debt”	8
“GAAP”	8
“General Partner”	8
“General Partner Entity”	8
“General Partner Payment”	8
“General Partnership Interest”	9
“Immediate Family”	9
“Incapacity” or “Incapacitated”	9
“Indemnitee”	9
“IRS”	9
“Limited Partner”	9
“Limited Partnership Interest”	9
“Liquidating Event”	10
“Liquidating Gains”	10
“Liquidating Losses”	10
“Liquidator”	10
“LTIP Distribution Amount”	10
“LTIP Unit”	10
“LTIP Unit Initial Sharing Percentage”	10
“LTIP Unitholder”	10
“Majority in Interest”	10
“Master Transaction Agreement”	10
“Net Income”	10
“Net Loss”	11
“New Securities”	11
“Nonrecourse Built-in Gain”	11
“Nonrecourse Deductions”	11
“Nonrecourse Liability”	11
“Notice of Redemption”	11
“Partner”	11
“Partner Minimum Gain”	11
“Partner Nonrecourse Debt”	11
“Partner Nonrecourse Deductions”	11
“Partner Registry”	12
“Partnership”	12
“Partnership Approval”	12
“Partnership Interest”	12
“Partnership Minimum Gain”	12
“Partnership Record Date”	12

“Partnership Unit” or “Unit”	12
“Partnership Year”	12
“Percentage Interest”	12
“Person”	13
“Predecessor Entity”	13
“Pro Rata Portion”	13
“Publicly Traded”	13
“Qualified REIT Subsidiary”	13
“Recapture Income”	13
“Redeeming Partner”	13
“Redemption Amount”	13
“Redemption Right”	13
“Regulations”	13
“REIT”	13
“REIT Expenses”	13
“REIT Requirements”	14
“Required Cash Payment”	14
“Required Denominator Shares”	14
“Safe Harbors”	14
“SEC”	14
“Securities Act”	14
“Share”	14
“Shareholder Approval”	14
“Shareholder Vote”	14
“Shares Amount”	14
“Specified Redemption Date”	15
“Stock Option Plan”	15
“Subsidiary”	15
“Substituted Limited Partner”	15
“Successor Entity”	15
“Tender Offer”	15
“Terminating Capital Transaction”	15
“Trading Days”	15
“Unit Equivalent”	15
“Unvested LTIP Unit”	15
“Valuation Date”	16
“Value”	16
“Vested LTIP Unit”	16
“Vesting Agreement”	16
“Voting Percentage Interest”	16
“Voting Units”	16

ARTICLE II
ORGANIZATIONAL MATTERS

Section 2.1	Organization	16
Section 2.2	Name	17

Section 2.3	Registered Office and Agent; Principal Office	17
Section 2.4	Power of Attorney	17
Section 2.5	Term	19
Section 2.6	Admission of Limited Partners	19

ARTICLE III
PURPOSE

Section 3.1	Purpose and Business	19
Section 3.2	Powers	19
Section 3.3	Representations and Warranties by the Parties	20
Section 3.4	Partnership Only for Purposes Specified	21

ARTICLE IV
CAPITAL CONTRIBUTIONS AND ISSUANCES
OF PARTNERSHIP INTERESTS

ARTICLE V
DISTRIBUTIONS

Section 5.1	Requirement and Characterization of Distributions	26
Section 5.2	Amounts Withheld	27
Section 5.3	Distributions Upon Liquidation	27
Section 5.4	Restricted Distributions	27
Section 5.5	Revisions to Reflect Issuance of Additional Partnership Interests	27
Section 5.6	Non-Pro Rata Distribution	27

ARTICLE VI
ALLOCATIONS

Section 6.1	Allocations for Capital Account Purposes	28
Section 6.2	Revisions to Allocations to Reflect Issuance of Additional Partnership Interests	31

ARTICLE VII
MANAGEMENT AND OPERATIONS OF BUSINESS

Section 7.1	Management	31
Section 7.2	Certificate of Limited Partnership	37
Section 7.3	Restrictions on General Partner Authority	38

ARTICLE VIII
RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

ARTICLE IX
BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 9.1	Records and Accounting	55
Section 9.2	Fiscal Year	55
Section 9.3	Reports	55

ARTICLE X
TAX MATTERS

ARTICLE XI
TRANSFERS AND WITHDRAWALS

ARTICLE XII
ADMISSION OF PARTNERS

Section 12.1	Admission of Successor General Partner	69
Section 12.2	Admission of Additional Limited Partners	70
Section 12.3	Amendment of Agreement and Certificate of Limited Partnership	70

ARTICLE XIII
DISSOLUTION AND LIQUIDATION

ARTICLE XIV
AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS

Section 14.1	Amendments	75
Section 14.2	Meetings of the Partners	77

ARTICLE XV
GENERAL PROVISIONS

EXHIBIT A

FORM OF PARTNER REGISTRY

EXHIBIT B

CAPITAL ACCOUNT MAINTENANCE

EXHIBIT C

SPECIAL ALLOCATION RULES

EXHIBIT D

NOTICE OF REDEMPTION

EXHIBIT E

DESIGNATION OF THE PREFERENCES, CONVERSION
AND OTHER RIGHTS, VOTING POWERS, RESTRICTIONS,
LIMITATIONS AS TO DISTRIBUTIONS, QUALIFICATIONS AND TERMS
AND CONDITIONS OF REDEMPTION
OF THE
LTIP UNITS

EXHIBIT F

DESIGNATION OF THE PREFERENCES, CONVERSION
AND OTHER RIGHTS, VOTING POWERS, RESTRICTIONS,
LIMITATIONS AS TO DISTRIBUTIONS, QUALIFICATIONS AND TERMS
AND CONDITIONS OF REDEMPTION
OF THE
FORMATION UNITS

EXHIBIT G

CONSTRUCTIVE OWNERSHIP DEFINITION

EXHIBIT H

SCHEDULE OF PARTNERS’ OWNERSHIP
WITH RESPECT TO TENANTS

vii

FIRST AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT
OF
JBG SMITH PROPERTIES LP

THIS FIRST AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF JBG SMITH Properties LP (this “Agreement”), dated as of July 17, 2017, is entered into by and among JBG SMITH Properties, a Maryland real estate investment trust (the “General Partner”), as the general partner of and a limited partner in the Partnership, and the General Partner, on behalf of and as attorney in fact for each of the persons and entities identified in the Partner Registry as a Limited Partner in the Partnership, together with any other Persons who become Partners in the Partnership as provided herein.

WHEREAS, the Partnership was formed under the name “Vornado DC Spinco GP LLC” on October 28, 2016;

WHEREAS, on November 29, 2016, the general partner of the Partnership changed the Partnership’s name to “JBG SMITH Properties LP” and, in connection therewith, caused the Amended and Restated Certificate of Limited Partnership of the Partnership to be filed in the office of the Delaware Secretary of State on November 29, 2016;

WHEREAS, the Partnership is a party to the Master Transaction Agreement, dated as of October 31, 2016, by and among Vornado Realty Trust, Vornado Realty L.P., JBG Properties Inc., JBG/Operating Partners, L.P., certain affiliates of JBG Properties Inc. and JBG/Operating Partners, L.P., JBG SMITH Properties and the Partnership;

WHEREAS, in accordance with the transactions contemplated by the Master Transaction Agreement, the general partner of the Partnership caused the Limited Partnership Agreement of the Partnership to be amended (the “First Amendment”);

WHEREAS, in connection with the transactions contemplated by the Master Transaction Agreement, including the admission of JBG SMITH Properties as successor general partner, the General Partner desires to amend and restate the Limited Partnership Agreement, as amended by the First Amendment (the “Amended LPA”);

WHEREAS, Section 14.1.B of the Amended LPA grants the General Partner power and authority to amend the Amended LPA without the consent of any of the Partnership’s limited partners if the amendment does not adversely affect or eliminate any right granted to a limited partner pursuant to any of the provisions of the Amended LPA specified in Section 14.1.C or Section 14.1.D of the Amended LPA as requiring a particular minimum vote; and

WHEREAS, the amendments effected hereby do not adversely affect or eliminate any of the limited partner rights specified in Section 14.1.C or Section 14.1.D of the Amended LPA.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the General Partner hereby amends and restated the Amended LPA in its entirety as follows:

ARTICLE I
DEFINED TERMS

Section 1.1                                    Definitions.

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“704(c) Value” of any Contributed Property means the fair market value of such property or other consideration at the time of contribution, as determined by the General Partner using such reasonable method of valuation as it may adopt.  Subject to Exhibit B hereof, the General Partner shall, in its sole and absolute discretion, use such method as it deems reasonable and appropriate to allocate the aggregate of the 704(c) Values of Contributed Properties in a single or integrated transaction among the separate properties on a basis proportional to their respective fair market values.

“2015 Budget Act Partnership Audit Rules” means the provisions of Subchapter C of Subtitle F, Chapter 63 of the Code, as amended by P.L. 114-74, the Bipartisan Budget Act of 2015 (together with any subsequent amendments thereto, Regulations promulgated thereunder, published administrative interpretations thereof, any guidance issued thereunder and any successor provisions) or any similar procedures established by a state, local, or non-U.S. taxing authority.

“Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. §17-101, et seq., as it may be amended from time to time, and any successor to such statute.

“Additional Limited Partner” means a Person admitted to the Partnership as a Limited Partner pursuant to Section 12.2 hereof and who is shown as such on the books and records of the Partnership.

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each Partnership Year (i) increased by any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is treated as obligated to restore to the Partnership pursuant to the provisions of Section 1.704-1(b)(2)(ii)(c) of the Regulations or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) and (ii) decreased by the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).  The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Adjusted Capital Account as of the end of the relevant Partnership Year.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Exhibit B hereof.

“Affiliate” means, (a) respect to any individual Person, any member of the Immediate Family of such Person or a trust established for the benefit of such member, or (b) with respect to any Person who is not an individual, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person owning or controlling ten percent (10%) or more of the outstanding voting interests of such Person, (iii) any Person of which such Person owns or controls ten percent (10%) or more of the voting interests or (iv) any officer, director, general partner or trustee of such Person or any Person referred to in clauses (i), (ii), and (iii) above.  For purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreed Value” means (i) in the case of any Contributed Property as of the time of its contribution to the Partnership, the 704(c) Value of such property, reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed; and (ii) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property at the time such property is distributed, reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution as determined under Section 752 of the Code and the Regulations thereunder.

“Agreement” means this Limited Partnership Agreement, as it may be amended, supplemented or restated from time to time.

“Applicable Year” means the second calendar year that begins after the calendar year in which the Vornado Distribution (as that term is defined in the Master Transaction Agreement) occurs.

“Assignee” means a Person to whom one or more Partnership Units have been transferred in a manner permitted under this Agreement, but who has not become a Substituted Limited Partner, and who has the rights set forth in Section 11.5 hereof.

“Bankruptcy” with respect to any Person shall be deemed to have occurred when (a) the Person commences a voluntary proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect, (b) the Person is adjudged as bankrupt or insolvent, or a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect has been entered against the Person, (c) the Person executes and delivers a general assignment for the benefit of the Person’s creditors, (d) the Person files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Person in any proceeding of the nature described in clause (b) above, (e) the Person seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for the Person or for all or any substantial part of the Person’s properties, (f) any proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect has not been dismissed within one hundred twenty (120) days after the commencement thereof, (g) the appointment without the Person’s consent or acquiescence of a trustee, receiver of liquidator has not been vacated or stayed within ninety (90) days of such appointment or (h) an appointment referred to in clause (g) is not vacated within ninety (90) days after the expiration of any such stay.

“Book-Up Target” for each LTIP Unit means the lesser of (i) the Common Partnership Unit Economic Balance as determined on the date such LTIP Unit was granted and as reduced (not to less than zero) by allocations of Liquidating Gains pursuant to Section 6.1.E(i) and reallocations of Economic Capital Account Balances to such LTIP Unit as a result of a forfeiture of an LTIP Unit, as determined by the General Partner and (ii) the amount required to be allocated to such LTIP Unit for the Economic Capital Account Balance, to the extent attributable to such LTIP Unit, to be equal to the Common Partnership Unit Economic Balance. Notwithstanding the foregoing, the Book-Up Target shall be equal to zero for any LTIP Unit for which the Economic Capital Account Balance attributable to such LTIP Unit has, at any time, reached an amount equal to the Common Partnership Unit Economic Balance determined as of such time.

“Book-Tax Disparities” means, with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date.  A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Exhibit B hereof and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained, with respect to each such Contributed Property or Adjusted Property, strictly in accordance with federal income tax accounting principles.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Capital Account” means the Capital Account maintained for a Partner pursuant to Exhibit B hereof.

“Capital Contribution” means, with respect to any Partner, any cash, cash equivalents or the Agreed Value of Contributed Property which such Partner contributes or is deemed to contribute to the Partnership pursuant to Section 4.1, 4.2 or 4.3 hereof.

“Carrying Value” means (i) with respect to a Contributed Property or Adjusted Property, the 704(c) Value of such property reduced (but not below zero) by all Depreciation with respect to such Contributed Property or Adjusted Property, as the case may be, charged to the Partners’ Capital Accounts following the contribution of or adjustment with respect to such property; and (ii) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination.  The Carrying Value of any property shall be adjusted from time to time in accordance with Exhibit B hereof, and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

“Cash Amount” means an amount of cash equal to the Value on the Valuation Date of the Shares Amount.

“Certificate” means the Amended and Restated Certificate of Limited Partnership of the Partnership as filed in the office of the Delaware Secretary of State on November 29, 2016, as amended and/or restated from time to time in accordance with the terms hereof and the Act.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder.  Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Common Partnership Unit” means any Partnership Unit other than any series of units of limited partnership interest issued in the future and designated as preferred or that is otherwise different from the Common Partnership Units, including, but not limited to, with respect to the payment of distributions, including distributions upon liquidation.

“Common Partnership Unit Economic Balance” means (i) the Capital Account balance of the General Partner, plus the amount of the General Partner’s share of any Partner Minimum Gain or Partnership Minimum Gain, in either case to the extent attributable to the General Partner’s ownership of Common Partnership Units and computed on a hypothetical basis after taking into account all allocations through the date on which any allocation is made under Section 6.1.E, divided by (ii) the number of the General Partner’s Common Partnership Units.

“Consent” means the consent or approval of a proposed action by a Partner given in accordance with Section 14.2 hereof.

“Consent of the Outside Limited Partners” means the Consent of Limited Partners (excluding for this purpose, to the extent any of the following holds Partnership Units, (i) the General Partner or the General Partner Entity, (ii) any Person of which the General Partner or the General Partner Entity directly or indirectly owns or controls more than fifty percent (50%) of the voting interests and (iii) any Person directly or indirectly owning or controlling more than fifty percent (50%) of the outstanding voting interests of the General Partner or the General Partner Entity) holding Voting Units representing more than fifty percent (50%) of the Voting Percentage Interest of Voting Units of all Limited Partners which are not excluded pursuant to (i), (ii) and (iii) of the parenthetical above.

“Constructive Ownership” and “Constructively Own” mean ownership under the constructive ownership rules described in Exhibit G.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Act (but excluding cash), contributed or deemed contributed to the Partnership.  Once the Carrying Value of a Contributed Property is adjusted pursuant to Exhibit B hereof, such property shall no longer constitute a Contributed Property for purposes of Exhibit B hereof, but shall be deemed an Adjusted Property for such purposes.

“Conversion Factor” means, as of the date of this Agreement, 1.0; provided that in the event that (x) the General Partner Entity (i) declares (and the applicable record date has passed or will have passed before a redeeming Partner would receive cash or common Shares in respect of the Partnership Units being redeemed) or pays a dividend on its outstanding Shares in

Shares or makes a distribution to all holders of its outstanding Shares in Shares, (ii) subdivides or reclassifies its outstanding Shares or (iii) combines its outstanding Shares into a smaller number of Shares, and (y) in connection with any such event described in clauses (i), (ii) or (iii) above does not cause the Partnership to make a comparable distribution of additional Units to all holders of the Partnership’s outstanding Common Partnership Units (and to all holders of Units of any other class issued by the Partnership after the date hereof which are, by their terms, redeemable for cash or, at the General Partner’s election, common Shares as set forth in Section 8.6), or a subdivision or combination of the Partnership’s outstanding Common Partnership Units (and of all Units of any other class issued by the Partnership after the date hereof which are, by their terms, redeemable for cash or, at the General Partner’s election, common Shares as set forth in Section 8.6) in any such case so that the number of Common Partnership Units held directly or indirectly by the General Partner Entity after such distribution, subdivision or combination is equal to the number of the General Partner Entity’s then-outstanding Shares, then upon completion of such declaration, subdivision or combination the Conversion Factor shall be adjusted by multiplying the Conversion Factor by a fraction, the numerator of which shall be the number of Shares issued and outstanding on the record date for such dividend, distribution, subdivision or combination (assuming for such purposes that such dividend, distribution, subdivision or combination has occurred as of such time) and the denominator of which shall be the actual number of Shares (determined without the above assumption) issued and outstanding on the record date for such dividend, distribution, subdivision or combination; and provided further that in case the General Partner Entity (w) shall issue rights or warrants to all holders of Shares entitling them to subscribe for or purchase Shares at a price per share less than the daily market price per Share on the date fixed for the determination of shareholders entitled to receive such rights or warrants, (x) shall not issue similar rights or warrants to all holders of Common Partnership Units entitling them to subscribe for or purchase Shares or Partnership Units at a comparable price (determined, in the case of Partnership Units, by reference to the Conversion Factor), and (y) cannot issue such rights or warrants to a Redeeming Partner as required by the definition of “Shares” set forth in this Article I, then the Conversion Factor in effect at the opening of business on the day following the date fixed for such determination shall be increased by multiplying such Conversion Factor by a fraction of which the numerator shall be the number of Shares outstanding at the close of business on the date fixed for such determination plus the number of Shares so offered for subscription or purchase, and of which the denominator shall be the number of Shares outstanding at the close of business on the date fixed for such determination plus the number of Shares which the aggregate offering price of the total number of Shares so offered for subscription would purchase at such daily market price per share, such increase of the Conversion Factor to become effective immediately after the opening of business on the day following the date fixed for such determination; and provided further that in the event that an entity shall cease to be the General Partner Entity (the “Predecessor Entity”) and another entity shall become the General Partner Entity (the “Successor Entity”), the Conversion Factor shall be adjusted by multiplying the Conversion Factor by a fraction, the numerator of which is the Value of one Share of the Predecessor Entity, determined as of the time immediately prior to when the Successor Entity becomes the General Partner Entity, and the denominator of which is the Value of one Share of the Successor Entity, determined as of that same date.  (For purposes of the second proviso in the preceding sentence, in the event that any shareholders of the Predecessor Entity will receive consideration in connection with the transaction in which the Successor Entity becomes the General Partner Entity, the numerator in the fraction described above for determining the adjustment to the Conversion Factor (that is, the Value of one Share of the Predecessor Entity) shall be the sum of the greatest amount of cash and the fair market value of any securities and other consideration that the holder of one Share in the Predecessor Entity could have received in such transaction (determined without regard to any provisions governing fractional shares).)  Except as noted above, any adjustment to the Conversion Factor shall become effective immediately after the effective date of such event retroactive to the record date, if any, for the event giving rise thereto; it being intended that (x) adjustments to the Conversion Factor are to be made in order to avoid unintended dilution or anti-dilution as a result of transactions in which Shares are issued, redeemed or exchanged without a corresponding issuance, redemption or exchange of Partnership Units and (y) if a Specified Redemption Date shall fall between the record date and the effective date of any event of the type described above, that the Conversion Factor applicable to such redemption shall be adjusted to take into account such event.

“Convertible Funding Debt” has the meaning set forth in Section 7.5.D hereof.

“Covered Person” has the meaning set forth in Section 7.8.A hereof.

“Current Partnership Audit Rules” means Subchapter C of Subtitle F, Chapter 63 of the Code as in effect on November 1, 2015, and as subsequently amended prior to the effective date of the 2015 Budget Act Partnership Audit Rules.

“Debt” means, as to any Person, as of any date of determination, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (ii) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person, (iii) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof, and (iv) obligations of such Person incurred in connection with entering into a lease which, in accordance with GAAP, should be capitalized.

“Declaration of Trust” means the Declaration of Trust or other similar organizational document governing the General Partner Entity, as amended, supplemented or restated from time to time.

“Depreciation” means, for each taxable year, an amount equal to the federal income tax depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year, except that if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Carrying Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the General Partner.

“Economic Capital Account Balance” means, with respect to LTIP Unitholders and Holders of Formation Units, their Capital Account balances, plus the amount of their shares of any Partner Minimum Gain or Partnership Minimum Gain, in either case to the extent attributable to their ownership of LTIP Units or Formation Units, respectively.

“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval System or any successor system for filing information, documents or reports with the SEC.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder. Any reference herein to a specific section or Title of ERISA shall be deemed to include a reference to any corresponding provision of future law.

“Excluded Units” shall have the meaning set forth in Section 11.2.C.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Extraordinary Transaction” shall have the meaning set forth in Section 11.2.B.

“final adjustment” shall have the meaning set forth in Section 10.3.B.

“Formation Unit” means a Partnership Unit which is designated as a Formation Unit and which has the rights, preferences and other privileges designated in Exhibit F hereof. The allocation of Formation Units among the Partners shall be set forth in the Partner Registry.

“Funding Debt” means any Debt incurred by or on behalf of the General Partner for the purpose of providing funds to the Partnership.

“GAAP” means U.S. generally accepted accounting principles.

“General Partner” means JBG SMITH Properties, a Maryland real estate investment trust, or any Person who becomes a successor general partner of the Partnership.

“General Partner Entity” means the General Partner; provided, however, that if (i) the common shares of beneficial interest (or other comparable equity interests) of the General Partner are at any time not Publicly Traded and (ii) the shares of common stock (or other comparable equity interests) of an entity that owns, directly or indirectly, all of the common shares of beneficial interest (or other comparable equity interests) of the General Partner are Publicly Traded, the term “General Partner Entity” shall refer to such entity whose shares of common stock (or other comparable equity securities) are Publicly Traded.  If both requirements set forth in clauses (i) and (ii) above are not satisfied, then the term “General Partner Entity” shall mean the General Partner.

“General Partner Payment” has the meaning set forth in Section 15.13 hereof.

“General Partnership Interest” means a Partnership Interest held by the General Partner in its capacity as general partner of the Partnership.  A General Partnership Interest may be (but is not required to be) expressed as a number of Partnership Units.

“Immediate Family” means, with respect to any natural Person, such natural Person’s spouse, parents, descendants, nephews, nieces, brothers and sisters.

“Incapacity” or “Incapacitated” means, (i) as to any individual Partner, death, total physical disability or entry by a court of competent jurisdiction adjudicating such Partner incompetent to manage his or her Person or estate, (ii) as to any corporation which is a Partner, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter, (iii) as to any partnership or limited liability company which is a Partner, the dissolution and commencement of winding up of such partnership or limited liability company, (iv) as to any estate which is a Partner, the distribution by the fiduciary of the estate’s entire interest in the Partnership, (v) as to any trustee of a trust which is a Partner, the termination of the trust (but not the substitution of a new trustee) or (vi) as to any Partner, the Bankruptcy of such Partner.

“Indemnitee” means (i) any Person made a party to a proceeding or threatened with being made a party to a proceeding by reason of (A) his or its status as the General Partner, or as a trustee, director, officer, shareholder, partner, member, employee, representative or agent of the General Partner or as an officer, employee, representative or agent of the Partnership; (B) his or its status as a Limited Partner; or (C) his or its status as a trustee, director or officer of any Subsidiary or other entity in which the Partnership owns an equity interest or any Subsidiary or other entity in which the General Partner owns an equity interest (so long as the General Partner’s ownership of an interest in such entity is not prohibited by Section 7.5.A) or for which the General Partner, acting on behalf of the Partnership, requests the trustee, director, officer or shareholder to serve as a director, officer, trustee or agent, including serving as a trustee of an employee benefit plan; and (ii) such other Persons (including Affiliates of the General Partner, a Limited Partner or the Partnership) as the General Partner may designate from time to time (whether before or after the event giving rise to potential liability), in its sole and absolute discretion.

“IRS” means the Internal Revenue Service, which administers the internal revenue laws of the United States.

“Limited Partner” means any Person named as a Limited Partner of the Partnership as set forth in the Partner Registry, or any Substituted Limited Partner or Additional Limited Partner, in such Person’s capacity as a Limited Partner in the Partnership.

“Limited Partnership Interest” means a Partnership Interest of a Limited Partner in the Partnership representing a fractional part of the Partnership Interests of all Limited Partners and includes any and all benefits to which the holder of such a Partnership Interest may be entitled, as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement.  A Limited Partnership Interest may be (but is not required to be) expressed as a number of Partnership Units.

“Liquidating Event” has the meaning set forth in Section 13.1 hereof.

“Liquidating Gains” means any net capital gain realized in connection with the actual or hypothetical sale of all or substantially all of the assets of the Partnership, including but not limited to net capital gain realized in connection with an adjustment to the Carrying Value of Partnership assets under Section 1.D of Exhibit B of this Agreement.

“Liquidating Losses” means any net capital loss realized in connection with the actual or hypothetical sale of all or substantially all of the assets of the Partnership, including but not limited to net capital gain realized in connection with an adjustment to the Carrying Value of Partnership assets under Section 1.D of Exhibit B of this Agreement.

“Liquidator” has the meaning set forth in Section 13.2.A hereof.

“LTIP Distribution Amount” has the meaning set forth in Exhibit E attached hereto.

“LTIP Unit” means a Partnership Unit which is designated as an LTIP Unit and which has the rights, preferences and other privileges designated in Exhibit E hereof and elsewhere in this Agreement with respect to holders of LTIP Units. The allocation of LTIP Units among the Partners shall be set forth in the Partner Registry.  For the avoidance of doubt, a Vested LTIP Unit that has been converted from a Formation Unit is an LTIP Unit, and will be treated as an LTIP effective as of the date of such conversion.

“LTIP Unit Initial Sharing Percentage” means such percentage as set forth in the related Vesting Agreement or other applicable documentation pursuant to which such LTIP Unit is awarded or, if no such percentage is stated, one hundred percent (100%).

“LTIP Unitholder” means a holder of LTIP Units.

“Majority in Interest” means Partners who hold more than fifty percent (50%) of the outstanding Common Partnership Units; provided, however, with respect to any matter to be voted on by the Partners, there shall be included in both the numerator and the denominator of the computation all (x) preferred Partnership Units of any class or series and (y) any other class or series of Partnership Units which, in each case, are expressly entitled to vote thereon pursuant to the terms of such Partnership Unit or this Agreement.

“Master Transaction Agreement” means the Master Transaction Agreement, dated as of October 31, 2016, by and among Vornado Realty Trust, Vornado Realty L.P., JBG Properties Inc., JBG/Operating Partners, L.P., certain affiliates of JBG Properties Inc. and JBG/Operating Partners, L.P., the General Partner and the Partnership.

“Net Income” means, for any taxable period, the excess, if any, of the Partnership’s items of income and gain for such taxable period over the Partnership’s items of loss and deduction for such taxable period.  The items included in the calculation of Net Income shall be determined in accordance with federal income tax accounting principles, subject to the specific adjustments provided for in Exhibit B hereof.  If an item of income, gain, loss or deduction that has been included in the initial computation of Net Income is subjected to the special allocation rules in Exhibit C hereof, Net Income or the resulting Net Loss, whichever the case may be, shall be recomputed without taking such item into account.

“Net Loss” means, for any taxable period, the excess, if any, of the Partnership’s items of loss and deduction for such taxable period over the Partnership’s items of income and gain for such taxable period.  The items included in the calculation of Net Loss shall be determined in accordance with federal income tax accounting principles, subject to the specific adjustments provided for in Exhibit B hereof.  If an item of income, gain, loss or deduction that has been included in the initial computation of Net Loss is subjected to the special allocation rules in Exhibit C hereof, Net Loss or the resulting Net Income, whichever the case may be, shall be recomputed without taking such item into account.

“New Securities” means (i) any rights, options, warrants or convertible or exchangeable securities having the right to subscribe for or purchase shares of beneficial interest (or other comparable equity interest) of the General Partner, excluding grants under any Stock Option Plan, or (ii) any Debt issued by the General Partner that provides any of the rights described in clause (i).

“Nonrecourse Built-in Gain” has the meaning set forth in Regulations Section 1.752-3(a)(2).

“Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b)(1), and the amount of Nonrecourse Deductions for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.752-1(a)(2).

“Notice of Redemption” means a Notice of Redemption substantially in the form of Exhibit D attached hereto.

“Partner” means the General Partner or a Limited Partner, and “Partners” means the General Partner and the Limited Partners collectively.

“Partner Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Partner Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4).

“Partner Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(i)(2), and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(i)(2).

“Partner Registry” means the Partner Registry maintained by the General Partner in the books and records of the Partnership, which contains substantially the same information as would be necessary to complete the form of the Partner Registry attached hereto as Exhibit A.

“Partnership” means the limited partnership heretofore formed and continued under the Act and pursuant to this Agreement, and any successor thereto.

“Partnership Approval” has the meaning set forth in Section 11.2.C.

“Partnership Interest” means a Limited Partnership Interest or the General Partnership Interest, as the context requires, and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement.  A Partnership Interest may be (but is not required to be) expressed as a number of Partnership Units.

“Partnership Minimum Gain” has the meaning set forth in Regulations Section 1.704-2(b)(2), and the amount of Partnership Minimum Gain, as well as any net increase or decrease in Partnership Minimum Gain, for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(d).

“Partnership Record Date” means the record date established by the General Partner either (i) for the making of any distribution pursuant to Section 5.1 hereof, which record date shall be the same as the record date established by the General Partner Entity for a distribution to its shareholders of some or all of its portion of such distribution received by the General Partner if the shares of common stock (or comparable equity interests) of the General Partner Entity are Publicly Traded, or (ii) if applicable, for determining the Partners entitled to vote on or consent to any proposed action for which the consent or approval of the Partners is sought pursuant to Section 14.2 hereof.

“Partnership Unit” or “Unit” means a fractional, undivided share of the Partnership Interests of all Partners issued pursuant to Sections 4.1 and 4.2 hereof, and includes Common Partnership Units, LTIP Units, Formation Units and any other classes or series of Partnership Units established after the date hereof.  The number of Partnership Units outstanding and the Percentage Interests in the Partnership represented by such Partnership Units are set forth in the Partner Registry.  The ownership of Partnership Units shall be evidenced by such form of certificate for Partnership Units as the General Partner adopts from time to time unless the General Partner determines that the Partnership Units shall be uncertificated securities.

“Partnership Year” means the fiscal year of the Partnership.

“Percentage Interest” means, as to a Partner, its interest in the Partnership as determined by dividing the total number of Common Partnership Units (and LTIP Units  other than to the extent provided in the applicable LTIP Unit designation) owned by such Partner by the total number of Common Partnership Units (and LTIP Units, other than to the extent provided in the applicable LTIP Unit designation) then outstanding as specified in the Partner Registry (and, when used with respect to a specified class of Partnership Interests, its interest in such class as determined by dividing the total number of units or interests, as the case may be, owned by such Partner in such class by the total number of units or interests, as the case may be, of such class then outstanding as specified in in the Partner Registry).

“Person” means an individual or a real estate investment trust, corporation, partnership, limited liability company, trust, estate, unincorporated organization, association or other entity.

“Predecessor Entity” has the meaning set forth in the definition of “Conversion Factor” herein.

“Pro Rata Portion” has the meaning set forth in Section 8.6.A hereof.

“Publicly Traded” means listed or admitted to trading on the New York Stock Exchange or another national securities exchange or designated for quotation on the NASDAQ National Market, or any successor to any of the foregoing.

“Qualified REIT Subsidiary” means any Subsidiary of the General Partner that is a “qualified REIT subsidiary” within the meaning Section 856(i) of the Code.  Except as otherwise specifically provided herein, a Qualified REIT Subsidiary of the General Partner that holds as its only assets direct and/or indirect interests in the Partnership will not be treated as an entity separate from the General Partner.

“Recapture Income” means any gain recognized by the Partnership upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Redeeming Partner” has the meaning set forth in Section 8.6.A hereof.

“Redemption Amount” means either the Cash Amount or the Shares Amount, as determined by the General Partner in its sole and absolute discretion; provided, however, that if the Shares are not Publicly Traded at the time a Redeeming Partner exercises its Redemption Right, the Redemption Amount shall be paid only in the form of the Cash Amount unless the Redeeming Partner, in its sole and absolute discretion, consents to payment of the Redemption Amount in the form of the Shares Amount.  A Redeeming Partner shall have no right, without the General Partner’s consent, in its sole and absolute discretion, to receive the Redemption Amount in the form of the Shares Amount.

“Redemption Right” has the meaning set forth in Section 8.6.A hereof.

“Regulations” means the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“REIT” means a real estate investment trust under Section 856 of the Code.

“REIT Expenses” shall mean (i) costs and expenses relating to the continuity of existence of the General Partner and any Person in which the General Partner owns an equity interest, to the extent not prohibited by Section 7.5.A, other than the Partnership (which Persons shall, for purposes of this definition, be included within the definition of “General Partner”), including taxes, fees and assessments associated therewith (other than federal, state or local income taxes imposed upon the General Partner as a result of the General Partner’s failure to distribute to its shareholders an amount equal to its taxable income), any and all costs, expenses or fees payable to any trustee or director of the General Partner or such Persons, (ii) costs and expenses relating to any offer or registration of securities by the General Partner (the proceeds of which will be contributed or advanced to the Partnership) and all statements, reports, fees and expenses incidental thereto, (iii) costs and expenses associated with the preparation and filing of any periodic reports by the General Partner under federal, state or local laws or regulations, including filings with the SEC, (iv) costs and expenses associated with compliance by the General Partner with laws, rules and regulations promulgated by any regulatory body, including the SEC, and (v) all other operating or administrative costs of the General Partner incurred in the ordinary course of its business; provided, however, that any of the foregoing expenses that are determined by the General Partner to be expenses relating to the ownership and operation of, or for the benefit of, the Partnership shall be treated as reimbursable expenses under Section 7.4.B hereof rather than as “REIT Expenses”.

“REIT Requirements” has the meaning set forth in Section 5.1.A hereof.

“Required Cash Payment” has the meaning set forth in Section 8.6.A hereof.

“Required Denominator Shares” has the meaning set forth in Section 11.2.C.

“Safe Harbors” has the meaning set forth in Section 11.6.F hereof.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Share” means a share of beneficial interest (or other comparable equity interest) of the General Partner Entity.  Shares may be issued in one or more classes or series in accordance with the terms of the Declaration of Trust (or, if the General Partner is not the General Partner Entity, the organizational documents of the General Partner Entity).  In the event that there is more than one class or series of Shares, the term “Shares” shall, as the context requires, be deemed to refer to the class or series of Shares that correspond to the class or series of Partnership Interests for which the reference to Shares is made.  When used with reference to Common Partnership Units, the term “Shares” refers to common shares of beneficial interest (or other comparable equity interest) of the General Partner Entity.

“Shareholder Approval” has the meaning set forth in Section 11.2.B(1).

“Shareholder Vote” has the meaning set forth in Section 11.2.B(1).

“Shares Amount” means a number of Shares equal to the product of the number of Partnership Units offered for redemption by a Redeeming Partner times the Conversion Factor; provided, that in the event the General Partner Entity issues to all holders of Shares rights, options, warrants or convertible or exchangeable securities entitling such holders to subscribe for or purchase Shares or any other securities or property (collectively, the “rights”), then the Shares Amount shall also include such rights that a holder of that number of Shares would be entitled to receive.

“Specified Redemption Date” means (i) prior to January 1, 2020, the date that is sixty-one (61) days after the date of receipt by the General Partner of a Notice of Redemption, or, if such day is not a Business Day, the first Business Day thereafter, unless, and to the extent, the General Partner determines, in its sole and absolute discretion, that a period of sixty (60) days from receipt by the General Partner of a specific Notice of Redemption is not required in order for the redemption that is to occur pursuant to such Notice of Redemption to qualify for one of the Safe Harbors, in which case the Specified Redemption Date with respect to such Notice of Redemption shall be such number of days (but not less than ten (10) business days) after receipt by the General Partner of such Notice of Redemption as determined by the General Partner; and (ii) after the Applicable Year, the tenth Business Day after receipt by the General Partner of a Notice of Redemption, unless the General Partner, pursuant to its authority in Sections 11.3.F and 11.6.F that the Partnership should continue to seek to qualify for one of the Safe Harbors, in which event the Specified Redemption Date shall continue to be the date specified in clause (i) (taking into account the exception set forth therein) and the General Partner shall give notice of such determination to the holders of Units.

“Stock Option Plan” means any share or stock incentive plan or similar compensation arrangement of the General Partner Entity, the Partnership or any Affiliate of the Partnership or the General Partner Entity, as the context may require.

“Subsidiary” means, with respect to any Person, any real estate investment trust, corporation, partnership, limited liability company or other entity of which a majority of (i) the voting power of the voting equity securities; or (ii) the outstanding equity interests, is owned, directly or indirectly, by such Person.

“Substituted Limited Partner” means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 11.4 hereof.

“Successor Entity” has the meaning set forth in the definition of “Conversion Factor” herein.

“Tender Offer” has the meaning set forth in Section 11.2.B(2).

“Terminating Capital Transaction” means any sale or other disposition of all or substantially all of the assets of the Partnership for cash or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Partnership for cash.

“Trading Days” means days on which the primary trading market for Shares, if any, is open for trading.

“Unit Equivalent” has the meaning set forth in Section 8.6.A hereof.

“Unvested LTIP Unit” has the meaning set forth in Exhibit E attached hereto.

“Valuation Date” means the date of receipt by the General Partner of a Notice of Redemption or, if such date is not a Business Day, the first Business Day thereafter.

“Value” means, with respect to any outstanding Shares of the General Partner Entity that are Publicly Traded, the average of the daily market price for the ten (10) consecutive trading days immediately preceding the date with respect to which value must be determined or, if such day is not a Business Day, the immediately preceding Business Day.  The market price for each such trading day shall be the closing price, regular way, on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices on such day.  In the event that the outstanding Shares of the General Partner Entity are Publicly Traded and the Shares Amount includes rights that a holder of Shares would be entitled to receive, then the Value of such rights shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.  In the event that the Shares of the General Partner Entity are not Publicly Traded, the Value of the Shares Amount per Partnership Unit offered for redemption (which will be the Cash Amount per Partnership Unit offered for redemption payable pursuant to Section 8.6.A hereof) means the amount that a holder of one Partnership Unit would receive if each of the assets of the Partnership were to be sold for its fair market value on the Specified Redemption Date, the Partnership were to pay all of its outstanding liabilities, and the remaining proceeds were to be distributed to the Partners in accordance with the terms of this Agreement.  Such Value shall be determined by the General Partner, acting in good faith and based upon a commercially reasonable estimate of the amount that would be realized by the Partnership if each asset of the Partnership (and each asset of each partnership, limited liability company, joint venture or other entity in which the Partnership owns a direct or indirect interest) were sold to an unrelated purchaser in an arms’ length transaction where neither the purchaser nor the seller were under economic compulsion to enter into the transaction (without regard to any discount in value as a result of the Partnership’s minority interest in any property or any illiquidity of the Partnership’s interest in any property).

“Vested LTIP Unit” has the meaning set forth in Exhibit E attached hereto.

“Vesting Agreement” has the meaning set forth in Exhibit E attached hereto.

“Voting Percentage Interest” means, as to a Partner, its voting interest in the Partnership as determined by dividing the total number of Voting Units owned by such Partner by the total number of Voting Units then outstanding as specified in in the Partner Registry.

“Voting Units” means Common Partnership Units, LTIP Units and any other Partnership Units that vote together with the Common Partnership Units as a single class.

ARTICLE II
ORGANIZATIONAL MATTERS

Section 2.1                                    Organization.

The Partnership is a limited partnership under, and has been formed pursuant to, the Act and upon the terms and conditions set forth herein.  The Partners hereby confirm and agree to their status as partners of the Partnership.  Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act.  The Partnership Interest of each Partner shall be personal property for all purposes.

Section 2.2                                    Name.

The name of the Partnership is JBG SMITH Properties LP.  The Partnership’s business may be conducted under any other name or names deemed advisable by the General Partner, including the name of the General Partner or any Affiliate thereof.  The words “Limited Partnership,” “LP,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purposes of complying with the laws of any jurisdiction that so requires.  The General Partner in its sole and absolute discretion may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3                                    Registered Office and Agent; Principal Office.

The address of the registered office of the Partnership in the State of Delaware shall be located at Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware, 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be Corporation Trust Company.  The General Partner may, from time to time, designate a new registered agent and/or registered office for the Partnership and, notwithstanding any provision in this Agreement, may amend this Agreement and the Certificate to reflect such designation without the consent of the Limited Partners or any other Person.  The principal office of the Partnership shall be JBG SMITH Properties LP, 4445 Willard Avenue, Suite 400, Chevy Chase, Maryland 20815, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.  The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems advisable.

Section 2.4                                    Power of Attorney.

A.                                    General.  Each Limited Partner and each Assignee hereby constitutes and appoints the General Partner, any Liquidator, and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to:

(1)                                 execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (a) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate and all amendments or restatements thereof) that the General Partner or any Liquidator deems appropriate or necessary to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the Limited Partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may or plans to conduct business or own property; (b) all instruments that the General Partner or any Liquidator deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (c) all conveyances and other instruments or documents that the General Partner or any Liquidator deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including, without limitation, a certificate of cancellation; (d) all instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article XI, XII or XIII hereof or the Capital Contribution of any Partner; and (e) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of a Partnership Interest; and

(2)                                 execute, swear to, seal, acknowledge and file all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole and absolute discretion of the General Partner or any Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Partners hereunder or is consistent with the terms of this Agreement or appropriate or necessary, in the sole and absolute discretion of the General Partner or any Liquidator, to effectuate the terms or intent of this Agreement.

Nothing contained herein shall be construed as authorizing the General Partner or any Liquidator to amend this Agreement except in accordance with Article XIV hereof or as may be otherwise expressly provided for in this Agreement.

B.                                    Irrevocable Nature.  The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, in recognition of the fact that each of the Partners will be relying upon the power of the General Partner or any Liquidator to act as contemplated by this Agreement in any filing or other action by it on behalf of the Partnership, and it shall survive and not be affected by the subsequent Incapacity of any Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner’s or Assignee’s Partnership Units and shall extend to such Limited Partner’s or Assignee’s heirs, successors, assigns and personal representatives.  Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or any Liquidator, acting in good faith pursuant to such power of attorney; and each such Limited Partner or Assignee hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the General Partner or any Liquidator, taken in good faith under such power of attorney.  Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within fifteen (15) days after receipt of the General Partner’s or Liquidator’s request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator, as the case may be, deems necessary to effectuate this Agreement and the purposes of the Partnership.

Section 2.5                                    Term.

The term of the Partnership commenced on the date that the Certificate was filed with the Secretary of State of the State of Delaware and shall continue until it is dissolved pursuant to the provisions of Article XIII hereof or as otherwise provided by law.

Section 2.6                                    Admission of Limited Partners.

On the date hereof, and subsequently upon the execution of this Agreement or a counterpart of this Agreement, each of the Persons identified as a limited partner of the Partnership in the Partner Registry is hereby admitted to the Partnership as a limited partner of the Partnership.  Notwithstanding the foregoing, (i) Vornado Realty L.P. (“VRLP”) shall be admitted as a limited partner upon the issuance to VRLP of Common Partnership Units in connection with the Pre-Combination Transactions (as defined in the Master Transaction Agreement) and (ii) any person who receives Common Partnership Units from VRLP in the Vornado OP Distribution of OP Units (as defined in the Master Transaction Agreement) shall be identified as a limited partner of the Partnership in the Partnership Registry, shall be admitted to the Partnership as a limited partner of the Partnership upon receipt of such Common Partnership Units and shall be subject to the terms of this Agreement and shall have all the rights and powers, and be subject to all the restrictions and liabilities, of a Limited Partner under this Agreement.

ARTICLE III
PURPOSE

Section 3.1                                    Purpose and Business.

The purpose and nature of the business to be conducted by the Partnership is (i) to conduct any business that may be lawfully conducted by a limited partnership formed pursuant to the Act; (ii) to enter into any corporation, partnership, joint venture, trust, limited liability company or other similar arrangement to engage in any of the foregoing or to own interests in any entity engaged, directly or indirectly, in any of the foregoing; (iii) to continue the active management and operation of the “Vornado Included Interests” and the “JBG Included Interests” (as those terms are defined in the Master Transaction Agreement); and (iv) to do anything necessary, convenient or incidental to the foregoing; provided, however, that any such business shall be limited to and conducted in such a manner as to permit the General Partner Entity (or the General Partner, as applicable) at all times to qualify as a REIT, unless the General Partner Entity (or the General Partner, as applicable) ceases to qualify as a REIT for reasons other than the conduct of the business of the Partnership or voluntarily revokes its election to be a REIT.

Section 3.2                                    Powers.

The Partnership is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership, and shall have, without limitation, any and all of the powers that may be exercised on behalf of the Partnership by the General Partner pursuant to this Agreement including, without limitation, full power and authority, directly or through its ownership interest in other entities, to enter into, perform and carry out contracts of any kind, borrow money and issue evidences of indebtedness whether or not secured by mortgage, deed of trust, pledge or other lien, acquire, own, manage, improve and develop real property, and lease, sell, transfer and dispose of real property; provided, however, that the Partnership (i) shall not take, or shall refrain from taking, any action which, in the judgment of the General Partner, in its sole and absolute discretion, (x) could adversely affect the ability of the General Partner Entity (or the General Partner, as applicable) to qualify and continue to qualify as a REIT, (y) could subject the General Partner Entity (or the General Partner, as applicable) to any additional taxes under Section 857 or Section 4981 of the Code or any other related or successor provision of the Code or (z) could violate any law or regulation of any governmental body or agency having jurisdiction over the General Partner Entity (or the General Partner, if different) its securities or the Partnership, unless such action (or inaction) shall have been specifically consented to by the General Partner in writing, (ii) until December 31, 2020 shall not, without the approval of the board of trustees of the General Partner, contribute any of the “Vornado Included Interests” and the “JBG Included Interests” (as those terms are defined in the Master Transaction Agreement) to any REIT or other entity that is not a partnership or a disregarded entity for United States federal income tax purposes, and (iii) none of the employees of the Partnership or any of its Subsidiaries shall render services for Hotco, L.L.C. or any of its Subsidiaries or successors.

Section 3.3                                    Representations and Warranties by the Parties.

A.                                    Each Partner that is an individual represents and warrants to each other Partner that (i) such Partner has the legal capacity to enter into this Agreement and perform such Partner’s obligations hereunder, (ii) the consummation of the transactions contemplated by this Agreement to be performed by such Partner will not result in a breach or violation of, or a default under, any agreement by which such Partner or any of such Partner’s property is or are bound, or any statute, regulation, order or other law to which such Partner is subject, (iii) such Partner is a “United States person” within the meaning of Section 7701(a)(30) of the Code, and (iv) this Agreement is binding upon, and enforceable against, such Partner in accordance with its terms.

B.                                    Each Partner that is not an individual represents and warrants to each other Partner that (i) its execution and delivery of this Agreement and all transactions contemplated by this Agreement to be performed by it have been duly authorized by all necessary action, including without limitation, that of its general partner(s), committee(s), trustee(s), beneficiaries, director(s) and/or shareholder(s), as the case may be, as required, (ii) the consummation of such transactions shall not result in a breach or violation of, or a default under, its certificate of limited partnership, partnership agreement, trust agreement, limited liability company operating agreement, declaration of trust, charter or bylaws, as the case may be, any agreement by which such Partner or any of such Partner’s properties or any of its partners, beneficiaries, trustees or shareholders, as the case may be, is or are bound, or any statute, regulation, order or other law to which such Partner or any of its partners, trustees, beneficiaries or shareholders, as the case may be, is or are subject, (iii) such Partner is a “United States person” within the meaning of Section 7701(a)(30) of the Code and (iv) this Agreement is binding upon, and enforceable against, such Partner in accordance with its terms.

C.                                    Each Partner represents, warrants and agrees that it has acquired and continues to hold its interest in the Partnership for its own account for investment only and not for the purpose of, or with a view toward, the resale or distribution of all or any part thereof, nor with a view toward selling or otherwise distributing such interest or any part thereof at any particular time or under any predetermined circumstances.  Each Partner further represents and warrants that it is a sophisticated investor, able and accustomed to handling sophisticated financial matters for itself, particularly real estate investments, and that it has a sufficiently high net worth that it does not anticipate a need for the funds it has invested in the Partnership in what it understands to be a highly speculative and illiquid investment.

D.                                    Each Partner further represents, warrants, covenants and agrees as follows; and

(1)                                 Upon request of the General Partner, it will promptly disclose to the General Partner the amount of Shares or other capital shares of the General Partner that it actually owns or Constructively Owns.

E.                                     The representations and warranties contained in this Section 3.3 shall survive the execution and delivery of this Agreement by each Partner and the dissolution and winding up of the Partnership.

F.                                      Each Partner hereby acknowledges that no representations as to potential profit, cash flows, funds from operations or yield, if any, in respect of the Partnership or the General Partner or, if different, the General Partner Entity have been made by any Partner or any employee or representative or Affiliate of any Partner, and that projections and any other information, including, without limitation, financial and descriptive information and documentation, which may have been in any manner submitted to such Partner shall not constitute any representation or warranty of any kind or nature, express or implied

Section 3.4                                    Partnership Only for Purposes Specified.

The Partnership shall be a partnership only for the purposes specified in Section 3.1 above, and this Agreement shall not be deemed to create a partnership among the Partners with respect to any activities whatsoever other than the activities within the purposes of the Partnership as specified in Section 3.1 above.

ARTICLE IV
CAPITAL CONTRIBUTIONS AND ISSUANCES
OF PARTNERSHIP INTERESTS

Section 4.1                                    Capital Contributions of the Partners.

A.                                    Capital Contributions.  At the time of their respective execution of this Agreement, the Partners shall make or shall have made Capital Contributions as set forth in the Partner Registry. The Partners shall own Partnership Units of the class or series and in the amounts set forth in the Partner Registry and shall have a Percentage Interest in the Partnership which shall be set forth in the Partner Registry, which Percentage Interest shall be adjusted in the Partner Registry from time to time by the General Partner to the extent necessary to reflect accurately exchanges, redemptions, additional Capital Contributions, the issuance of additional Partnership Units (pursuant to any merger or otherwise), or similar events having an effect on any Partner’s Percentage Interest in accordance with the terms of this Agreement. Except as provided in Sections 4.2, 7.5 and 10.5, the Partners shall have no obligation to make any additional Capital Contributions or loans to the Partnership. Each Limited Partner that contributes any Contributed Property shall promptly provide the General Partner with any information regarding such Contributed Property that is requested by the General Partner, including for Partnership tax return reporting purposes. Cash Capital Contributions by the General Partner or the General Partner Entity will be deemed to equal the cash contributed by the General Partner or the General Partner Entity, as the case may be, plus (a) in the case of cash contributions funded by an offering of any equity interests in or other securities of the General Partner or, if different, the General Partner Entity, the offering costs attributable to the cash contributed to the Partnership, and (b) in the case of Partnership Units issued pursuant to Section 7.5.C hereof, an amount equal to the difference between the Value of the Shares sold pursuant to any Stock Option Plan and the net proceeds of such sale.

B.                                    General Partnership Interest.  A number of Partnership Units held by the General Partner equal to one percent (1%) of all outstanding Partnership Units shall be deemed to be the General Partner Partnership Units and shall be the General Partnership Interest.  All other Partnership Units held by the General Partner shall be Limited Partnership Interests and shall be held by the General Partner in its capacity as a Limited Partner in the Partnership.

C.                                    Capital Contributions By Merger.  To the extent the Partnership acquires any property by the merger of any other Person into the Partnership, Persons who receive Partnership Interests in exchange for their interests in the Person merging into the Partnership shall become Limited Partners and shall be deemed to have made Capital Contributions as provided in the applicable merger agreement and as set forth in the Partner Registry, as amended to reflect such deemed Capital Contributions.

Section 4.2                                    Issuances of Partnership Interests.

A.                                    General.  The General Partner is hereby authorized, without the need for any vote or approval of any Partner or any other Person who may hold Partnership Units or Partnership Interests, to cause the Partnership from time to time to issue to any existing Partner (including the General Partner and the General Partner Entity) or to any other Person, and to admit such Person as a limited partner in the Partnership, Partnership Units (including, without limitation, Common Partnership Units and preferred Partnership Units), in each case in exchange for the contribution by such Person of property or other assets, in one or more classes, or in one or more series of any of such classes, or otherwise with such designations, preferences, redemption and conversion rights and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to one or more other classes of Limited Partnership Interests, all as shall be determined by the General Partner in its sole and absolute discretion subject to Delaware law, including, without limitation, (i) the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Interests, (ii) the right of each such class or series of Partnership Interests to share in Partnership distributions, (iii) the rights of each such class or series of Partnership Interests upon dissolution and liquidation of the Partnership, (iv) the rights, if any, of each such class to vote on matters that require the vote or Consent of the Limited Partners, and (v) the consideration, if any, to be received by the Partnership; provided that, no such Partnership Units shall be issued to the General Partner Entity or, if different, the General Partner unless either (a)(1) the additional Partnership Interests are issued in connection with the grant, award or issuance of Shares or other securities by the General Partner Entity, which securities have designations, preferences and other rights such that the economic interests attributable to such securities are substantially similar to the designations, preferences and other rights (except voting rights) of the additional Partnership Interests issued to the General Partner Entity in accordance with this Section 4.2.A, and (2) the General Partner Entity shall make a Capital Contribution to the Partnership in an amount equal to the proceeds, if any, raised in connection with such issuance, (b) the additional Partnership Interests are issued to all Partners holding Partnership Interests in the same class in proportion to their respective Percentage Interests in such class, or (c) the additional Partnership Interests are issued in connection with a contribution of property to the Partnership by the General Partner Entity. In addition, the General Partner Entity may acquire Units from other Partners pursuant to this Agreement. In the event that the Partnership issues Partnership Interests pursuant to this Section 4.2.A, the General Partner shall make such revisions to this Agreement (including but not limited to the revisions described in Section 5.6, Section 6.2 and Section 8.6 hereof) as it deems necessary to reflect the issuance of such additional Partnership Interests.

B.                                    Issuances and Repurchases of Shares.

(i)                                     In accordance with, and subject to the terms of Section 4.3 hereof, the General Partner Entity shall not issue any Shares (other than Shares issued pursuant to Section 8.6 or pursuant to a dividend or distribution (including any share split) of Shares to all of its shareholders that results in an adjustment to the Conversion Factor pursuant to subclause (i), (ii) or (iii) of clause (x) of the definition thereof), unless (i) the General Partner shall cause, pursuant to Section 4.2.A hereof, the Partnership to issue to the General Partner Entity or the General Partner Partnership Interests or rights, options, warrants or convertible or exchangeable securities of the Partnership having designations, preferences and other rights, all such that the economic interests are substantially similar to those of such additional Shares, other equity securities, New Securities or Convertible Funding Debt, as the case may be; and (ii) in exchange therefor, the General Partner Entity contributes or lends, as the case may be, or otherwise causes to be contributed or lent, as the case may be, to the Partnership the proceeds, if any, from the grant, award or issuance of such Shares, other equity securities, New Securities or Convertible Funding Debt, as the case may be, and, if applicable, from the exercise of rights contained in such Shares, other equity securities, New Securities or Convertible Funding Debt, as the case may be (or, in the case of an acquisition described in Section 7.4.F in which all or a portion of the cash required to consummate such acquisition is to be obtained by the General Partner Entity through an issuance of Shares described in Section 4.2, the General Partner Entity complies with such Section 7.4.F).  Without limiting the foregoing, the General Partner Entity is expressly authorized to issue Shares, other equity securities, New Securities or Convertible Funding Debt, as the case may be, for less than fair market value, and the General Partner is expressly authorized to cause the Partnership to issue to the General Partner Entity corresponding Partnership Interests, so long as (x) the General Partner concludes in good faith that such issuance is in the interests of the General Partner and the Partnership (for example, and not by way of limitation, the issuance of Shares and corresponding Partnership Units pursuant to an employee share purchase plan providing for employee purchases of Shares at a discount from fair market value or employee share options that have an exercise price that is less than the fair market value of the Shares, either at the time of issuance or at the time of exercise, or in order to comply with the REIT share ownership requirements set forth in Section 856(a)(5) of the Code); and (y) the General Partner Entity contributes all proceeds from such issuance and exercise to the Partnership.

(ii)                                  If the General Partner Entity exercises its rights under its organizational documents to purchase Shares or otherwise elects to purchase from the holders thereof Shares, other equity securities of the General Partner Entity, New Securities or Convertible Funding Debt, then the General Partner Entity shall cause the Partnership to purchase from the General Partner Entity (a) in the case of a purchase of Shares, that number of Partnership Units of the appropriate class (rounded to the nearest whole Partnership Unit) held by the General Partner Entity equal to the product obtained by multiplying the number of Shares purchased by the General Partner Entity times a fraction, the numerator of which is one and the denominator of which is the Conversion Factor, or (b) in the case of the purchase of any other securities, Partnership Units or other corresponding interest in the Partnership on the same terms and for the same aggregate price that the General Partner Entity purchased such securities.

C.                                    Classes of Partnership Units.  Subject to Section 4.2.A above, the Partnership shall have one class of Common Partnership Units entitled “Common Partnership Units” which shall be issued to the General Partner in respect of its General Partnership Interest and the General Partner Entity and, if different, the General Partner in respect of their respective Limited Partnership Interests. The General Partner may, in its sole and absolute discretion, issue to newly admitted Partners Common Partnership Units or Partnership Units of any other class established by the Partnership in accordance with Section 4.2.A in exchange for the contribution by such Partners of cash, real estate partnership interests, stock, notes or any other assets or consideration; provided that any Partnership Unit that is not specifically designated by the General Partner as being of a particular class shall be deemed to be a Common Partnership Unit unless the context clearly requires otherwise.

D.                                    Issuance of LTIP Units.  The Partnership shall be authorized to issue Partnership Units of a series designated as “LTIP Units.” From time to time the General Partner may issue LTIP Units to Persons providing services to or for the benefit of the Partnership. LTIP Units are intended to qualify as profits interests in the Partnership and, for the avoidance of doubt, the provisions of Section 4.5 shall not apply to the issuance of LTIP Units.  LTIP Units shall have the terms set forth in Exhibit E attached hereto and made part hereof.  Distributions made with respect to LTIP Units shall be adjusted as necessary to ensure that the amount apportioned to each LTIP Unit does not exceed the amount attributable to the LTIP Unit’s share of Partnership net income or gain realized after the date such LTIP Unit was issued by the Partnership (including in connection with an adjustment to the Carrying Value of Partnership assets under Section 1.D of Exhibit B of this Agreement).  If distributions are reduced in accordance with the preceding sentence for a taxable year due to insufficient net income or gain for such year, distributions shall be made up in subsequent taxable years when there is sufficient net income or gain.  The intent of this Section 4.2.D is to ensure that any LTIP Units qualify as “profits interests” under Revenue Procedure 93-27, 1993-2 C.B. 343 (June 9, 1993) and Revenue Procedure 2001-43, 2001-2 C.B. 191 (August 3, 2001), and this Section 4.2.D shall be interpreted and applied consistently therewith.  The General Partner at its discretion may amend this Section 4.2.D and Exhibit E to ensure that any LTIP Units will qualify as “profits interests” under Revenue Procedure 93-27, 1993-2 C.B. 343 (June 9, 1993) and Revenue Procedure 2001-43, 2001-2 C.B. 191 (August 3, 2001) (and any other similar rulings or regulations that may be in effect at such time).

E.                                     Issuance of Formation Units.  The Partnership shall be authorized to issue Partnership Units of a series designated as “Formation Units” in connection with the transactions described in the Master Transaction Agreement. Formation Units are intended to qualify as profits interests in the Partnership and, for the avoidance of doubt, the provisions of Section 4.5 shall not apply to the issuance of Formation Units. Formation Units shall have the terms set forth in Exhibit F attached hereto and made part hereof.  Distributions made with respect to Formation Units shall be adjusted as necessary to ensure that the amount apportioned to each Formation Unit does not exceed the amount attributable to the Formation Unit’s share of Partnership net income or gain realized after the date such Formation Unit was issued by the Partnership (including in connection with an adjustment to the Carrying Value of Partnership assets under Section 1.D of Exhibit B of this Agreement).  If distributions are reduced in accordance with the preceding sentence for a taxable year due to insufficient net income or gain for such year, distributions shall be made up in subsequent taxable years when there is sufficient net income or gain.  The intent of this Section 4.2.E is to ensure that any Formation Units qualify as “profits interests” under Revenue Procedure 93-27, 1993-2 C.B. 343 (June 9, 1993) and Revenue Procedure 2001-43, 2001-2 C.B. 191 (August 3, 2001), and this Section 4.2.E shall be interpreted and applied consistently therewith.  The General Partner at its discretion may amend this Section 4.2.E and Exhibit F to ensure that any Formation Units will qualify as “profits interests” under Revenue Procedure 93-27, 1993-2 C.B. 343 (June 9, 1993) and Revenue Procedure 2001-43, 2001-2 C.B. 191 (August 3, 2001) (and any other similar rulings or regulations that may be in effect at such time).

Section 4.3                                    Contribution of Proceeds of Issuance of Securities by the General Partner Entity.

In connection with any primary offering by the General Partner Entity of its Shares and any other issuance of Shares, other equity securities of the General Partner Entity, New Securities or Convertible Funding Debt pursuant to Section 4.2, the General Partner Entity shall contribute to the Partnership any proceeds (or a portion thereof) raised in connection with such issuance in exchange for Partnership Interests or rights, options, warrants or convertible or exchangeable securities of the Partnership having designations, preferences and other rights, all such that the economic interests are substantially similar to those of the Shares, other equity securities of the General Partner Entity, New Securities or Convertible Funding Debt contributed to the Partnership; provided, that, in each case, if the proceeds actually received by the General Partner Entity are less than the gross proceeds of such issuance as a result of any underwriter’s discount or other expenses paid or incurred in connection with such issuance, then the General Partner Entity shall be deemed to have made a Capital Contribution to the Partnership in the amount equal to the sum of the net proceeds of such issuance plus the amount of such underwriter’s discount and other expenses paid by the General Partner Entity (which discount and expense shall be treated as an expense for the benefit of the Partnership in accordance with Section 7.4). In the case of employee purchases of New Securities at a discount from fair market value, the amount of such discount representing compensation to the employee, as determined by the General Partner, shall be treated as an expense of the issuance of such New Securities.

Section 4.4                                    No Preemptive Rights.

Except to the extent expressly granted by the General Partner (on behalf of the Partnership) pursuant to another agreement, no Person shall have any preemptive, preferential or other similar right with respect to (i) additional Capital Contributions or loans to the Partnership or (ii) issuance or sale of any Partnership Units or other Partnership Interests.

Section 4.5                                    Other Contribution Provisions.

In the event that any Partner is admitted to the Partnership and is given a Capital Account in exchange for services rendered to the Partnership, such transaction shall be treated by the Partnership and the affected Partner as if the Partnership had compensated such Partner in cash for the fair market value of such services, and the Partner had contributed such cash to the capital of the Partnership.

Section 4.6                                    No Interest on Capital.

No Partner shall be entitled to interest on its Capital Contributions or its Capital Account.

ARTICLE V
DISTRIBUTIONS

Section 5.1                                    Requirement and Characterization of Distributions.

A.                                    General.  The General Partner shall have the exclusive right and authority to declare and cause the Partnership to make distributions as and when the General Partner deems appropriate or desirable in its sole discretion.  Notwithstanding anything to the contrary contained herein, in no event may a Partner receive a distribution with respect to a Partnership Unit for a quarter or shorter period if such Partner is entitled to receive a distribution for such quarter or shorter period with respect to a Share for which such Partnership Unit has been redeemed or exchanged.  Unless otherwise expressly provided for herein or in an agreement at the time a new class of Partnership Interests is created in accordance with Article IV hereof, no Partnership Interest shall be entitled to a distribution in preference to any other Partnership Interest.  For so long as the General Partner Entity or the General Partner elects to qualify as a REIT, the General Partner shall make such reasonable efforts, as determined by it in its sole and absolute discretion and consistent with the qualification of the General Partner Entity or the General Partner (as applicable) as a REIT, to make distributions to the Partners in amounts such that the General Partner Entity or General Partner will receive amounts sufficient to enable the General Partner Entity or the General Partner (as applicable) to pay shareholder dividends that will (1) satisfy the requirements for qualification as a REIT under the Code and the Regulations (the “REIT Requirements”) and (2) avoid any federal income or excise tax liability for the General Partner Entity or the General Partner (as applicable).

B.                                    Method.  When, as and if declared by the General Partner, the Partnership will make distributions to the General Partner Entity in any amount necessary to enable the General Partner Entity to pay REIT Expenses, and thereafter as follows:

(i)                                     First, to the holders of Partnership Interests of each class, if any, that is entitled to any preference in distribution in accordance with the rights of such class of Partnership Interests (and, within such class, pro rata in proportion to the respective Percentage Interests in such class on such Partnership Record Date); and

(ii)                                  second, to the holders of Partnership Interests of each class that are not entitled to any preference in distribution pro rata to each such class in accordance with the terms of such class (and, within each such class, pro rata in proportion to the respective Percentage Interests in such class on such Partnership Record Date).

In making distributions pursuant to this Section 5.1.B, the General Partner shall take into account the provisions of Paragraph 2 of Exhibit E to this Agreement.

Section 5.2                                    Amounts Withheld.

All amounts withheld pursuant to the Code or any provisions of any state or local tax law and Section 10.5 hereof with respect to any allocation, payment or distribution to the Partners or Assignees shall be treated as amounts distributed to the Partners or Assignees pursuant to Section 5.1 for all purposes under this Agreement.

Section 5.3                                    Distributions Upon Liquidation.

Proceeds from a Terminating Capital Transaction and any other cash received or reductions in reserves made after commencement of the liquidation of the Partnership shall be distributed to the Partners in accordance with Section 13.2.

Section 5.4                                    Restricted Distributions.

Notwithstanding any provision to the contrary contained in this Agreement, the Partnership, and the General Partner on behalf of the Partnership, shall not make a distribution to any Partner on account of its interest in the Partnership if such distribution would violate Section 17-607 of the Act or other applicable law.

Section 5.5                                    Revisions to Reflect Issuance of Additional Partnership Interests.

If the Partnership issues additional Partnership Interests to the General Partner Entity or any Additional Limited Partner pursuant to Article IV hereof, the General Partner shall make such revisions to this Article V as it deems necessary to reflect the issuance of such additional Partnership Interests.

Section 5.6                                    Non-Pro Rata Distribution.

Notwithstanding anything in this Agreement to the contrary, the General Partner is expressly authorized, in its sole discretion, to declare and cause the Partnership to make a non-pro rata distribution, with no other Limited Partners receiving any portion of such distribution, to Vornado Realty Trust or JBG SMITH Properties of 100% of the Partnership’s ownership interests in JBG SMITH Properties GP LLC; provided that Vornado Realty Trust or JBG SMITH Properties, as applicable, is a Partner of the Partnership at the time of such distribution.

ARTICLE VI
ALLOCATIONS

Section 6.1                                    Allocations for Capital Account Purposes.

For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Exhibit B hereof) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

A.                                    Net Income.  After giving effect to the special allocations set forth in Section 1 of Exhibit C attached hereto, Net Income shall be allocated (i) first, to the General Partner to the extent that Net Losses previously allocated to the General Partner pursuant to Section 6.1.B(iii) below exceed Net Income previously allocated to the General Partner pursuant to this clause (i) of Section 6.1.A; (ii) second, to the General Partner and the Limited Partners, in proportion to the amount of Net Losses allocated to each such Partner pursuant to Section 6.1.B(ii), to the extent Net Losses previously allocated to each such Partner pursuant to such Section 6.1.B(ii) exceed Net Income previously allocated to each such Partner pursuant to this Section 6.1.A(ii); (iii) third, to the General Partner and the Limited Partners, in proportion to the amount of Net Losses allocated to each such Partner pursuant to Section 6.1.B(i), to the extent Net Losses previously allocated to such Partner pursuant to Section 6.1.B(i) exceed Net Income previously allocated to each such Partner pursuant to this Section 6.1.A(iii); (iv) fourth, to the holders of any Partnership Interests that are entitled to any preference in distributions, in accordance with the rights of such class of Partnership Interests, until each has been allocated, on a cumulative basis pursuant to this Section 6.1.A(iv), Net Income equal to the amount of distributions received which are attributable to the preference of such class or Partnership Interest (and, within such class, pro rata in proportion to the respective Percentage Interest in such class as of the last day of the period for which such allocation is being made); and (v) fifth, with respect to Partnership Interests that are not entitled to any preference in distributions, pro rata to each such class in accordance with the terms of such class as set forth in this Agreement (and, within such class, pro rata in proportion to the respective Percentage Interest in such class as of the last day of the period for such allocation is being made).

B.                                    Net Losses.  After giving effect to the special allocations set forth in Section 1 of Exhibit C attached hereto, Net Losses shall be allocated:

(i)                                     first, to each Partner who holds Partnership Interests not entitled to any preference in distributions, pro rata to each such class in accordance with the terms of such class as set forth in this Agreement (and, within such class, pro rata to each Partner in proportion to the respective Percentage Interests held by such Partner in such class as of the last day of the period for which the allocation is being made), until the Adjusted Capital Account (ignoring for this purpose any amounts a Partner is obligated to contribute to the capital of the Partnership under state law as described in Regulation Section 1.704-1(b)(2)(ii)(c)(2) and reduced by the Partner’s share of capital attributable to its interest in a class entitled to any preference in distribution) of each such Partner is zero;

(ii)                                  second, to each Partner who holds Partnership Interests entitled to any preference in distributions, pro rata to each such class in accordance with the terms of such class as set forth in this Agreement (and, within such class, pro rata to each Partner in proportion to the respective Percentage Interests held by such Partner in such class as of the last day of the period for which the allocation is being made), until the Adjusted Capital Account (ignoring for this purpose any amounts a Partner is obligated to contribute to the capital of the Partnership under state law as described in Regulation Section 1.704-1(b)(2)(ii)(c)(2)) of each such Partner is zero; and

(iii)                               third, to the General Partner.

C.                                    Allocation of Nonrecourse Debt.  For purposes of Regulations Section 1.752-3(a), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (i) the amount of Partnership Minimum Gain and (ii) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with any permissible method determined by the General Partner, except that such excess Nonrecourse Liabilities shall be allocated first (under the fifth sentence of Treasury Regulations Section 1.752-3(a)(3)) to each Partner up to the amount of built-in gain that is allocable to the Partner on “section 704(c) property” (as defined under Regulations Section 1.704-3(a)(3)(ii)) or property for which “reverse section 704(c) allocations” are applicable as described in Regulations Section 1.704-3(a)(6)(i), where such property is subject to the excess Nonrecourse Liabilities to the extent that such built-in gain exceeds Nonrecourse Built-in Gain with respect to such property.

D.                                    Recapture Income.  Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible after taking into account other required allocations of gain pursuant to Exhibit C hereof, be characterized as Recapture Income, as required by Regulations Section 1.1245-1(e).

E.                                     Special Allocations with Respect to LTIP Units.

(i)                                     After giving effect to the special allocations set forth in Section 1 of Exhibit C hereto, and notwithstanding the provisions of Sections 6.1.A and 6.1.B above, but subject to the prior allocation of income and gain under Subsections 6.1.A(i) through (iv) above, any remaining Liquidating Gains shall first be allocated to the holders of LTIP Units until the Economic Capital Account Balances of such holders, to the extent attributable to their ownership of LTIP Units, are equal to (i) the Common Partnership Unit Economic Balance, multiplied by (ii) the number of their LTIP Units; provided that no such Liquidating Gains will be allocated with respect to any particular LTIP Unit unless and to the extent that such Liquidating Gains, when aggregated with other Liquidating Gains realized since the issuance of such LTIP Unit, exceed Liquidating Losses realized since the issuance of such LTIP Unit.

(ii)                                  Liquidating Gain allocated to an LTIP Unitholder under this Section 6.1.E will be attributed to specific LTIP Units of such LTIP Unitholder for purposes of determining (i) allocations under this Section 6.1.E, (ii) the effect of the forfeiture or conversion of specific LTIP Units on such LTIP Unitholder’s Economic Capital Account Balance and (iii) the ability of such LTIP Unitholder to convert specific LTIP Units into Common Partnership Units. Such Liquidating Gain will be attributed to LTIP Units in the following order: (i) first, to

Vested LTIP Units that have been converted from Formation Units, (ii) second, to Vested LTIP Units held for more than two years, (iii) third, to Vested LTIP Units held for two years or less, (iv) fourth, to Unvested LTIP Units that have remaining vesting conditions that only require continued employment or service to the Partnership, the General Partner, the General Partner Entity or an Affiliate of either for a certain period of time (with such Liquidating Gains being attributed in order of vesting from soonest vesting to latest vesting), and (v) fifth, to other Unvested LTIP Units (with such Liquidating Gains being attributed in order of issuance from earliest issued to latest issued). Within each such category, Liquidating Gain will be allocated serially (i.e., entirely to the first unit in the category, then entirely to the next unit in the category, and so on, until a full allocation is made to the last unit in the category) in the order of smallest Book-Up Target to largest Book-Up Target until the Economic Capital Account Balance of such LTIP Unitholder attributable to such LTIP Unitholder’s ownership of each LTIP Unit in the category is equal to the Common Partnership Unit Economic Balance; provided, however, that if there is not sufficient Liquidating Gain for the Economic Capital Account Balance of such LTIP Unitholder attributable to such LTIP Unitholder’s ownership of each LTIP Unit to be equal to the Common Partnership Unit Economic Balance and the Book-Up Target for any LTIP Unit is less than the amount required to be allocated to the LTIP Unit for the Economic Capital Account attributable to the LTIP Unit to equal the Common Partnership Unit Economic Balance, then Liquidating Gains shall be allocated pursuant to the waterfall set forth in 6.1.E(ii)(i)—(v) above until the Book-Up Target of each such LTIP Unit in each category has been reduced to zero and, thereafter, any remaining Liquidating Gain shall be further allocated pursuant to such waterfall until the Economic Capital Account Balance of an LTIP Unitholder attributable to such LTIP Unitholder’s ownership of each LTIP Unit in the category is equal to the Common Partnership Unit Economic Balance.

(iii)                               After giving effect to the special allocations set forth in Section 1 of Exhibit C hereto, and notwithstanding the provisions of Sections 6.1.A and 6.1.B above, in the event that, due to distributions with respect to Common Partnership Units in which the LTIP Units do not participate or otherwise, the Economic Capital Account Balance of any present or former holder of LTIP Units, to the extent attributable to the holder’s ownership of LTIP Units, exceeds the target balance specified above, the amount of such excess shall be re-allocated to such LTIP Unitholder’s remaining LTIP Units to the same extent and in the same manner as would apply pursuant to Section 6.1.E(iv) below in the event of a forfeiture of LTIP Units. To the extent such excess may not be re-allocated, any remaining Liquidating Losses shall be allocated to such LTIP Unitholder to the extent necessary to reduce or eliminate the disparity; provided, however, that if Liquidating Losses are insufficient to completely eliminate all such disparities, such losses shall be allocated among the LTIP Unitholders as reasonably determined by the General Partner.

(iv)                              If an LTIP Unitholder forfeits any LTIP Units to which Liquidating Gain has previously been allocated under this Section 6.1.E, the Capital Account associated with such forfeited LTIP Units will be re-allocated to that LTIP Unitholder’s remaining LTIP Units using a methodology similar to that described in Section 6.1.E(ii) above to the extent necessary to cause such LTIP Unitholder’s Economic Capital Account Balance attributable to each LTIP Unit to equal the Common Partnership Unit Economic Balance.

(v)                                 In the event that Liquidating Gains or Liquidating Losses are allocated under this Section 6.1.E, Net Income allocable under Section 6.1.A(v) and any Net Losses shall be recomputed by excluding the Liquidating Gains or Liquidating Losses so allocated.

(vi)                              The parties agree that the intent of this Section 6.1.E is to make the Capital Account balance associated with each LTIP Unit economically equivalent to the Capital Account balance associated with the General Partner Entity’s Common Partnership Units (on a per-unit basis), but only if the Partnership has recognized cumulative net gains with respect to its assets since the issuance of the relevant LTIP Unit.

F.                                      Special Allocations with Respect to Formation Units.  The principles of Section 6.1.E shall apply in respect of allocation of Liquidating Gains and Liquidating Losses to unvested Formation Units as if they were unvested LTIP Units, until the Economic Capital Account Balance per Formation Unit is, as nearly as possible, equal to the product of (x) the number of Common Partnership Units into which such Formation Unit is convertible (as if such Formation Unit were vested), and (y) the Common Partnership Unit Economic Balance, applying correlative changes to the Book-Up Target for this purpose. The parties agree that the intent of this Section 6.1.F is to make the Capital Account balance associated with each Formation Unit economically equivalent to the Capital Account balance associated with the General Partner Entity’s Common Partnership Units (on an “as converted” basis), but only if the Partnership has recognized cumulative net gains with respect to its assets since the issuance of the relevant Formation Unit, and to achieve the economic result consistent with Exhibit F.

G.                                    Allocations to Ensure Intended Results.  Recognizing the complexity of the allocations pursuant to this Article VI, the General Partner is authorized to modify these allocations (including by making allocations of gross items of income, gain, loss or deduction rather than allocations of net items) to ensure that they achieve the intended results, to the extent permitted by Section 704(b) of the Code and the Regulations thereunder.

Section 6.2                                    Revisions to Allocations to Reflect Issuance of Additional Partnership Interests.

If the Partnership issues additional Partnership Interests to the General Partner Entity or any Additional Limited Partner pursuant to Article IV hereof, the General Partner shall make such revisions to this Article VI and to the Partner Registry hereof as it deems necessary to reflect the terms of the issuance of such additional Partnership Interests, including making preferential allocations to classes of Partnership Interests that are entitled thereto. Such revisions shall not require the consent or approval of any other Partner.

ARTICLE VII
MANAGEMENT AND OPERATIONS OF BUSINESS

Section 7.1                                    Management.

A.                                    Powers of General Partner.  Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership are and shall be exclusively vested in the General Partner, and no Limited Partner shall have any right to participate in or exercise control or management power over the business and affairs of the

Partnership.  The General Partner may not be removed by the Limited Partners with or without cause.  In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Sections 7.3 and 7.6.A hereof, shall have full power and authority to do all things deemed necessary, desirable or convenient by it to conduct the business of the Partnership, to exercise all powers set forth in Section 3.2 hereof and to effectuate the purposes set forth in Section 3.1 hereof, including, without limitation:

(1)                                 the making of any expenditures, the lending or borrowing of money (including, without limitation, making prepayments on loans and borrowing money to permit the Partnership to make distributions to its Partners in such amounts as will permit the General Partner Entity or the General Partner (as applicable) (as long as the General Partner Entity or the General Partner chooses to attempt to qualify as a REIT) to avoid the payment of any U.S. federal income tax (including, for this purpose, any excise tax pursuant to Section 4981 of the Code) and to make distributions to its shareholders sufficient to permit the General Partner Entity or the General Partner (as applicable) to satisfy the REIT Requirements), the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, including without limitation, the assumption or guarantee of the debt of the General Partner, its Subsidiaries or the Partnership’s Subsidiaries, the issuance of evidences of indebtedness (including the securing of same by mortgage, deed of trust or other lien or encumbrance on the Partnership’s assets) and the incurring of any obligations the General Partner deems necessary or desirable for the conduct of the activities of the Partnership;

(2)                                 the making of tax, regulatory and other filings or elections, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(3)                                 the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership (including the acquisition of any new assets, the exercise or grant of any conversion, option, privilege, or subscription right or other right available in connection with any assets at any time held by the Partnership) or the merger, consolidation, reorganization or other combination of the Partnership or any Subsidiary of the Partnership with or into another entity (all of the foregoing subject to any prior approval only to the extent required by Section 7.3 hereof);

(4)                                 the mortgage, pledge, encumbrance or hypothecation of any assets of the Partnership, the use of the assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement and on any terms that it sees fit, including, without limitation, the financing of the conduct of the operations of the Partnership, the General Partner, the General Partner Entity or any of the Partnership’s or

the General Partner Entity’s Subsidiaries, the lending of funds to other Persons (including, without limitation, the Subsidiaries of the Partnership and/or the General Partner Entity) and the repayment of obligations of the Partnership and its Subsidiaries and any other Person in which it has an equity investment, and the making of capital contributions to, and equity investments in, its Subsidiaries;

(5)                                 the management, operation, leasing, landscaping, repair, alteration, demolition, disposition or improvement of any real property or improvements owned by the Partnership or any Subsidiary of the Partnership or any Person in which the Partnership has made a direct or indirect equity investment;

(6)                                 the negotiation, execution, delivery and performance of any contracts, conveyances or other instruments that the General Partner considers useful or necessary or convenient to the conduct of the Partnership’s operations or the implementation of the General Partner’s powers under this Agreement, including, without limitation, contracting with contractors, developers, consultants, accountants, legal counsel, other professional advisors and other agents and the payment of their expenses and compensation out of the Partnership’s assets;

(7)                                 the distribution of Partnership cash or other Partnership assets in accordance with this Agreement;

(8)                                 holding, managing, investing and reinvesting cash and other assets of the Partnership;

(9)                                 the collection and receipt of revenues and income of the Partnership;

(10)                          the establishment of one or more divisions of the Partnership, the selection and designation of powers, authority and duties and the dismissal of employees of the Partnership (including, without limitation, employees who may be designated as officers with titles such as “president,” “vice president,” “secretary” and “treasurer” of the Partnership), and agents, outside attorneys, accountants, consultants and contractors of the Partnership, and the determination of their compensation and other terms of employment or hiring, including waivers of conflicts of interest and the payment of their expenses and compensation out of the Partnership’s assets;

(11)                          the maintenance of such insurance (including, without limitation, directors, trustees and officers insurance) for the benefit of the Partnership and the Partners (including, without limitation, the General Partner Entity) and the directors, trustees and offers thereof as the General Partner deems necessary or appropriate;

(12)                          the formation of, or acquisition of an interest (including non-voting interests in entities controlled by Affiliates of the Partnership or the General Partner Entity or third parties) in, and the contribution of property to, any further limited or general partnerships, joint ventures, limited liability companies, real estate investment trusts, corporations, entities that are treated as REITs, “taxable REIT subsidiaries” or as foreign corporations for federal income tax purposes, joint ventures or other relationships that it deems desirable (including, without limitation, the acquisition of interests in, and the contributions of funds or property or the making of loans to its, or the General Partner Entity’s Subsidiaries and any other Person in which it has an equity investment from time to time or the incurrence of indebtedness on behalf of such Persons or the guarantee of obligations of such Persons and the making of any tax, regulatory or other filing or election with respect to any of the foregoing Persons); provided, however, that as long as the General Partner Entity has determined to attempt to continue to qualify as a REIT, the Partnership may not engage in any such formation, acquisition or contribution that would cause the General Partner Entity to fail to qualify as a REIT;

(13)                          the control of any matters affecting the rights and obligations of the Partnership or any Subsidiary of the Partnership, including the settlement, compromise, submission to arbitration or any other form of dispute resolution, or abandonment of, any claim, cause of action, liability, debt or damages, due or owing to or from the Partnership or any Subsidiary of the Partnership, the commencement or defense of suits, legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, the representation of the Partnership or any Subsidiary of the Partnership in all suits or legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, the incurrence of legal expense, and the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(14)                          the undertaking of any action in connection with the Partnership’s direct or indirect investment in any Subsidiary or any other Person (including, without limitation, the contribution or loan of funds by the Partnership to such Persons);

(15)                          the determination of the fair market value of any Partnership property distributed in kind using such reasonable method of valuation as the General Partner may adopt;

(16)                          the enforcement of any rights against any Partner pursuant to representations, warranties, covenants and indemnities relating to such Partner’s contribution of property or assets to the Partnership;

(17)                          the exercise, directly or indirectly, through any attorney-in-fact acting under a general or limited power of attorney, of any right, including the right to vote, appurtenant to any asset or investment held by the Partnership or any Subsidiary of the Partnership;

(18)                          the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of or in connection with any Subsidiary of the Partnership or any other Person in which the Partnership has a direct or indirect interest, individually or jointly with any such Subsidiary or other Person;

(19)                          the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of any Person in which the Partnership does not have an interest pursuant to contractual or other arrangements with such Person;

(20)                          the making, execution, delivery and performance of any and all deeds, leases, notes, deeds to secure debt, mortgages, deeds of trust, security agreements, conveyances, contracts, guarantees, warranties, indemnities, waivers, releases or other legal instruments or agreements in writing necessary, appropriate or convenient, in the judgment of the General Partner, for the accomplishment of any of the powers of the General Partner enumerated in this Agreement;

(21)                          the issuance of additional Partnership Units and other partnership interests, as appropriate and in the General Partner’s sole discretion, in connection with Capital Contributions by Additional Limited Partners and additional Capital Contributions by Partners pursuant to Article IV hereof;

(22)                          the distribution of cash to acquire Partnership Units held by a Limited Partner in connection with a Limited Partner’s exercise of its Redemption Right under Section 8.6 hereof;

(23)                          the amendment and restatement of the Partner Registry to reflect at all times the Capital Contributions and Percentage Interests of the Partners as the same are adjusted from time to time to the extent necessary to reflect redemptions, Capital Contributions, the issuance and transfer of Partnership Units, the admission of any Additional Limited Partner or any Substituted Limited Partner or otherwise, which amendment and restatement, notwithstanding anything in this Agreement to the contrary, shall not be deemed an amendment of this Agreement, as long as the matter or event being reflected in the Partner Registry hereof otherwise is authorized by this Agreement;

(24)                          the registration of any class of securities under the Securities Act or the Exchange Act, and the listing of any debt securities of the Partnership on any exchange;

(25)                          the taking of any and all acts and things necessary or prudent, as determined by the General Partner, to ensure that the Partnership will not be classified as an association taxable as a corporation for U.S. federal income tax purposes or a “publicly traded partnership” for purposes of Section 7704 of the Code, including but not limited to imposing restrictions on transfers, restrictions on the number of Partners and restrictions on redemptions if reasonably necessary to avoid the Partnership being classified as an association taxable as a corporation for U.S. federal income tax purposes; provided, however, that the General Partner shall impose restrictions on transfers and restrictions on redemptions through the end of  the Applicable Year to ensure that the Partnership will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Code;

(26)                          the filing of applications, communicating and otherwise dealing with any and all governmental agencies having jurisdiction over, or in any way affecting, the Partnership’s assets or any other aspect of the Partnership business;

(27)                          taking of any action necessary or appropriate to comply with all regulatory requirements applicable to the Partnership in respect of its business, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports, filings and documents, if any, required under the Exchange Act, the Securities Act, or by any national securities exchange requirements;

(28)                          the enforcement of any rights against any Partner pursuant to representations, warranties, covenants and indemnities relating to such Partner’s contribution of property or assets to the Partnership;

(29)                          the approval and/or implementation of any merger (including a triangular merger), consolidation or other combination between the Partnership and another person that is not prohibited under this Agreement, whether with or without Consent; the terms of Section 17-211(g) of the Act shall be applicable such that the General Partner shall have the right to effect any amendment to this Agreement or effect the adoption of a new partnership agreement for a limited partnership if it is the surviving or resulting limited partnership on the merger or consolidation (except as may be expressly prohibited by this Agreement, including Article XIV with respect to amendments requiring Consent of Limited Partners);

(30)                          the taking of any action necessary or appropriate to enable the General Partner Entity to qualify as a REIT;

(31)                          to take such other action, execute, acknowledge, swear to or deliver such other documents and instruments, and perform any and all other acts that the General Partner deems necessary or appropriate for the formation, continuation and conduct of the business and affairs of the Partnership (including, without limitation, all actions consistent with allowing the General Partner Entity at all times to qualify as a REIT) and to possess and enjoy all the rights and powers of a general partner as provided by the Act; and

(32)                          the taking of any and all actions necessary or desirable in furtherance of, in connection with or incidental to the foregoing.

B.                                    No Approval by Limited Partners.  Each of the Limited Partners agrees that the General Partner is authorized to execute, deliver and perform the above-mentioned agreements and transactions on behalf of the Partnership without any further act, approval or vote of the Partners, notwithstanding any other provision of this Agreement (except as provided in Section 7.3), the Act or any applicable law, rule or regulation, to the fullest extent permitted under the Act or other applicable law, rule or regulation.  The execution, delivery or performance by the General Partner or the Partnership of any agreement authorized or permitted under this Agreement shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement or of any duty stated or implied by law or equity.

C.                                    Insurance.  At all times from and after the date hereof, the General Partner may cause the Partnership to obtain and maintain (i) casualty, liability and other insurance on the properties of the Partnership and its Subsidiaries and, (ii) liability insurance for the Indemnitees hereunder and (iii) such other insurance as the General Partner, in its sole and absolute discretion, determines to be necessary.

D.                                    Working Capital and Other Reserves.  At all times from and after the date hereof, the General Partner may cause the Partnership to establish and maintain working capital reserves and other cash or similar balances in such amounts as the General Partner, in its sole and absolute discretion, deems appropriate and reasonable from time to time, including upon liquidation of the Partnership pursuant to Section 13.2 hereof.

E.                                     Tax Consequences of General Partner Entity and Limited Partners.  The Limited Partners expressly acknowledge that the General Partner, in considering whether to dispose of any of the Partnership assets, shall take into account the tax consequences to the General Partner Entity of any such disposition and shall have no liability whatsoever to the Partnership or any Limited Partner for decisions that are based upon or influenced by such tax consequences.  In addition, in exercising its authority under this Agreement with respect to other matters, the General Partner may, but shall be under no obligation to, take into account the tax consequences to any Partner (including the General Partner Entity) of any action taken (or not taken) by the General Partner taken pursuant to its authority under this Agreement and in accordance with the terms of Section 7.3.

Section 7.2                                    Certificate of Limited Partnership.

The General Partner has filed the Certificate with the Secretary of State of the State of Delaware as required by the Act.  The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents as may be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and any other state, or the District of Columbia, in which the Partnership may elect to do business or own property. To the extent that such action is determined by the General Partner to be reasonable and necessary or appropriate or convenient, the General Partner shall file amendments to and restatements of the Certificate and do all of the things to maintain the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) under the laws of the State of Delaware and each other state, or the District of Columbia, in which the Partnership may elect to do business or own property. Subject to the terms of Section 8.5.A(4) hereof, the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate or any amendment thereto or restatement thereof to any Limited Partner.

Section 7.3                                    Restrictions on General Partner Authority.

The General Partner may not take any action in contravention of an express prohibition or limitation of this Agreement without the written Consent of (i) all Partners adversely affected or (ii) such lower percentage of the Limited Partnership Interests as may be specifically provided for under a provision of this Agreement or the Act.

Section 7.4                                    Reimbursement of the General Partner.

A.                                    No Compensation.  Except as provided in this Section 7.4 and elsewhere in this Agreement (including the provisions of Articles V and VI hereof regarding distributions, payments and allocations to which it may be entitled), the General Partner shall not be compensated for its services as general partner of the Partnership.

B.                                    Responsibility for Partnership Expenses.  The Partnership shall be responsible for and shall pay all expenses relating to the Partnership’s organization, the ownership of its assets and its operations.  The General Partner and, if different, the General Partner Entity shall be reimbursed on a monthly basis, without duplication, or on such other basis as the General Partner may determine in its sole and absolute discretion, for all expenses it directly or indirectly incurs relating to the ownership and operation of the Partnership, or for the benefit of the Partnership, including, without limitation, (i) expenses relating to the ownership of interests in and operation of the Partnership, (ii) compensation of the officers and employees including, without limitation, payments under any stock option or incentive plan that provides for stock units, or other phantom stock, pursuant to which employees will receive payments based upon dividends on or the value of Shares, (iii) auditing expenses, (iv) director fees and expenses of the General Partner Entity, (v) all costs and expenses of the General Partner Entity being a public company, including costs of filings with the Securities and Exchange Commission, reports and other distributions to its shareholders, (vi) all costs and expenses associated with litigation involving the General Partner and the General Partner Entity, the Partnership or any Subsidiary, (vii) all expenses associated with compliance by the General Partner with laws, rules and regulations promulgated by any regulatory body, (viii) expenses related to the operations of the General Partner and the General Partner Entity and to the management and administration of any Subsidiaries of the General Partner Entity or the Partnership or Affiliates of the Partnership, such as auditing expenses and filing fees and (ix) any and all salaries, compensation and expenses of officers and employees of the General Partner and General Partner Entity; provided that (x), the amount of any such reimbursement shall be reduced by (i) any interest earned by the General Partner or General Partner Entity with respect to bank accounts or other instruments or accounts held by it as permitted in Section 7.5.A below (which interest is considered to belong to the Partnership and shall be paid over to the Partnership to the extent not applied to reimburse the General Partner for expenses hereunder), (ii) any amount derived by the General Partner or General Partner Entity from any investments permitted in Section 7.5.A below; (iii) if the General Partner or General Partner Entity qualifies as a REIT, the Partnership shall not be responsible for any taxes that the General Partner Entity would not have been required to pay if that entity qualified as a REIT for federal income tax purposes or any taxes imposed on the General Partner or General Partner Entity by reason of that entity’s failure to distribute to its shareholders an amount equal to its taxable income (provided that the funds to make such distributions were in fact available to the General Partner or the General Partner Entity therefor); (iv) the Partnership shall not be responsible for expenses or liabilities incurred by the General Partner or General Partner Entity in connection with any business or assets of the General Partner or General Partner Entity other than its ownership of Partnership Interests or operation of the business of the Partnership or ownership of assets to the extent permitted in Section 7.5.A; and (v) the Partnership shall not be responsible for any expenses or liabilities of the General Partner or General Partner Entity that are excluded from the scope of the indemnification provisions of Section 7.7.A by reason of the provisions of clause (i), (ii) or (iii) thereof; and (y) REIT Expenses shall not be treated as Partnership expenses for purposes of this Section 7.4.B.  The General Partner shall determine in good faith the amount of expenses incurred by it related to the ownership and operation of, or for the benefit of, the Partnership.  If certain expenses are incurred for the benefit of the Partnership and other entities (including the General Partner or General Partner Entity), such expenses will be allocated to the Partnership and such other entities in such a manner as the General Partner in its sole and absolute discretion deems fair and reasonable.  Such reimbursements shall be in addition to any reimbursement to the General Partner pursuant to Section 10.3.C hereof and as a result of indemnification pursuant to Section 7.7 below.  All payments and reimbursements hereunder shall be characterized for federal income tax purposes as expenses of the Partnership incurred on its behalf, and not as expenses of the General Partner or General Partner Entity.

C.                                    Partnership Interest Issuance Expenses.  The General Partner and, if different, the General Partner Entity shall also be reimbursed, without duplication, for all expenses it directly or indirectly incurs relating to any issuance of additional Partnership Interests, Shares, Debt of the Partnership, Funding Debt of the General Partner or the General Partner Entity or rights, options, warrants or convertible or exchangeable securities pursuant to Article IV hereof (including, without limitation, all costs, expenses, damages and other payments resulting from or arising in connection with litigation related to any of the foregoing), all of which expenses are considered by the Partners to constitute expenses of, and for the benefit of, the Partnership.

D.                                    Purchases of Shares by the General Partner Entity.  In the event that the General Partner Entity shall elect to purchase from its shareholders Shares in connection with a share repurchase or similar program or for the purpose of delivering such Shares to satisfy an obligation under any distribution reinvestment or share purchase program adopted by the General Partner Entity, any employee share purchase plan adopted by the General Partner Entity or any similar obligation or arrangement undertaken by the General Partner Entity in the future, the purchase price paid by the General Partner Entity for such Shares and any other expenses incurred by the General Partner Entity in connection with such purchase shall be considered REIT Expenses and shall be reimbursed to the General Partner Entity, subject to the conditions that:  (i) if such Shares subsequently are to be sold by the General Partner Entity, the General Partner Entity pays to the Partnership any proceeds received by the General Partner Entity for such Shares (which sales proceeds shall include the amount of distributions reinvested under any distribution reinvestment or similar program; provided that a transfer of Shares for Partnership Units pursuant to Section 8.6 hereof would not be considered a sale for United States federal, state and local income tax purposes); and (ii) if such Shares are not retransferred by the General Partner Entity within thirty (30) days after the purchase thereof, the General Partner Entity shall cause the Partnership to cancel a number of Partnership Units of the appropriate class (rounded to the nearest whole Partnership Unit) held by the General Partner Entity or the General Partner equal to the product attained by multiplying the number of such Shares by a fraction, the numerator of which is one and the denominator of which is the Conversion Factor in effect on the date of such cancellation (in which case such reimbursement shall be treated as a distribution in redemption of Partnership Units held by the General Partner Entity or the General Partner, as the case may be).

E.                                     Reimbursement not a Distribution.  Except as set forth in the succeeding sentence, if and to the extent any reimbursement made pursuant to this Section 7.4 is determined for U.S. federal income tax purposes not to constitute a payment of expenses of the Partnership, the amount so determined shall constitute a guaranteed payment with respect to capital within the meaning of Section 707(c) of the Code, shall be treated consistently therewith by the Partnership and all Partners and shall not be treated as a distribution for purposes of computing the Partners’ Capital Accounts.  Amounts deemed paid by the Partnership to the General Partner Entity in connection with redemption of Partnership Units pursuant to Section 7.4.D shall be treated as a distribution for purposes of computing the Partner’s Capital Accounts.

F.                                      Funding for Certain Capital Transactions. In the event that the General Partner Entity shall undertake to acquire (whether by merger, consolidation, purchase, or otherwise) the assets or equity interests of another Person and such acquisition shall require the payment of cash by the General Partner Entity (whether to such Person or to any other selling party or parties in such transaction or to one or more creditors, if any, of such Person or such selling party or parties), (a) the Partnership shall advance to the General Partner Entity the cash required to consummate such acquisition if, and to the extent that, such cash is not to be obtained by the General Partner Entity through an issuance of Shares described in Section 4.2, (b) the General Partner Entity shall, upon consummation of such acquisition, transfer to the Partnership (or cause to be transferred to the Partnership), in full and complete satisfaction of such advance, the assets or equity interests of such Person acquired by the General Partner Entity in such acquisition (or equity interests in Persons owning all of such assets or equity interests), and (c) pursuant to and in accordance with Section 4.2, the Partnership shall issue to the General Partner Entity, Partnership Interests and/or rights, options, warrants or convertible or exchangeable securities of the Partnership having designations, preferences and other rights that are substantially similar to those of any additional Shares, other equity securities, New Securities and/or Convertible Funding Debt, as the case may be, issued by the General Partner Entity in connection with such acquisition (whether issued directly to participants in the acquisition transaction or to third parties in order to obtain cash to complete the acquisition).  In addition to, and without limiting, the foregoing, in the event that the General Partner Entity engages in a transaction in which (x) the General Partner Entity (or a wholly owned direct or indirect Subsidiary of the General Partner Entity) merges with another entity (referred to as the “Parent Entity”) that is organized in the UPREIT form (i.e., where the Parent Entity holds substantially all of its assets and conducts substantially all of its operations through a partnership, limited liability company or other entity (referred to as an “Operating Entity”)) (“UPREIT”) and the General Partner Entity survives such merger, (y) such Operating Entity merges with or is otherwise acquired by the Partnership in exchange in whole or in part for Partnership Interests, and (z) the General Partner Entity is required or elects to pay part of the consideration in connection with such merger involving the Parent Entity in the form of cash and part of the consideration in the form of Shares, the Partnership shall distribute to the General Partner Entity with respect to its existing Partnership Interest an amount of cash sufficient to complete such transaction and the General Partner Entity shall cause the Partnership to cancel a number of Partnership Units (rounded to the nearest whole number) held by the General Partner Entity equal to the product attained by multiplying the number of additional Shares that the General Partner Entity would have issued to the Parent Entity or the owners of the Parent Entity in such transaction if the entire consideration therefor were to have been paid in Shares by a fraction, the numerator of which is one and the denominator of which is the Conversion Factor. It is understood and agreed among the Partners that this Section 7.4.F shall be construed and implemented in a manner that is consistent with the General Partner Entity’s REIT status.

Section 7.5                                    Outside Activities of the General Partner.

A.                                    General.  The General Partner Entity shall not directly or indirectly enter into or conduct any material business other than in connection with the ownership, acquisition and disposition of Partnership Interests and the management of the business of the Partnership, and such activities as are incidental thereto. The General Partner Entity and any Affiliates of the General Partner Entity may acquire Limited Partnership Interests and shall be entitled to exercise all rights of a Limited Partner relating to such Limited Partnership Interests.  Without the Consent of the Outside Limited Partners, the assets of the General Partner Entity and, if different, the General Partner shall be limited to Partnership Interests and permitted debt obligations of the Partnership (as contemplated by Section 7.5.D below) and permitted assets of the Partnership (as contemplated in Section 7.10), so that Shares and Partnership Units are completely fungible except as otherwise specifically provided herein; provided, that the General Partner Entity and, if different, the General Partner shall be permitted to hold, directly or indirectly, (i) interests in entities, including Qualified REIT Subsidiaries, that hold no material assets; (ii) interests in Qualified REIT Subsidiaries (or other entities that are not taxed as corporations for federal income tax purposes) that own only interests in the Partnership and/or interests in other Qualified REIT Subsidiaries (or other entities that are not taxed as corporations for federal income tax purposes) that either hold no assets or hold only interests in the Partnership; (iii) assets and/or interests in entities, including Qualified REIT Subsidiaries, that hold assets, having an aggregate value not greater than five percent (5%) of the total market value of the General Partner Entity (determined by reference to the value of all outstanding equity securities of the General Partner Entity), provided that (X) the General Partner Entity or General Partner, as the case may be, will apply the net income from such assets (other than net income derived as a result of a Qualified REIT Subsidiary’s ownership of an interest in the Partnership) to offset REIT Expenses before utilizing the distribution provisions of Section 5.1.B, (Y) the General Partner Entity or General Partner, as the case may be, will contribute or cause to be contributed all net income generated by such assets and/or interests (other than net income derived as a result of a Qualified REIT Subsidiary’s ownership of an interest in the Partnership) to the Operating Partnership (after taking into account REIT Expenses as described in clause (X) above), and (Z) the General Partner Entity or General Partner, as the case may be, will use commercially reasonable efforts to transfer or cause to be transferred such assets and interests (other than interests in Qualified REIT Subsidiaries and the Partnership) to the Operating Partnership or an entity controlled by the Operating Partnership as soon as such a transfer can be made without causing the General Partner Entity, the General Partner or the Operating Partnership to incur any material expenses in connection therewith; (iv) such bank accounts or similar instruments or account in its own name as it deems necessary to carry out its responsibilities and purposes as contemplated under this Agreement and its organizational documents; (v) cash held for payment of administrative expenses or pending distribution to security holders of the General Partner Entity or any wholly owned Subsidiary thereof or pending contribution to the Partnership; and (vi) other tangible and intangible assets that, taken as a whole, are de minimis in relation to the net assets of the Partnership and its Subsidiaries; and, provided, further, that the General Partner Entity and, if different, the General Partner shall be permitted to acquire, directly or through a Qualified REIT Subsidiary (or other entities that are not taxed as corporations for federal income tax purposes), up to a one percent (1%) interest in any partnership or limited liability company at least ninety-nine percent (99%) of the equity of which is owned directly or indirectly by the Partnership.  The General Partner Entity and any of its Affiliates may acquire Limited Partnership Interests and shall be entitled to exercise all rights of a Limited Partner relating to such Limited Partnership Interests.

B.                                    Forfeiture of Shares.  In the event the Partnership or the General Partner Entity acquires Shares as a result of the forfeiture of such Shares under a restricted or similar share plan, then the General Partner Entity shall cause the Partnership to cancel that number of Partnership Units of the appropriate class equal to the number of Shares so acquired divided by the Conversion Factor, and, if the Partnership acquired such Shares, it shall transfer such Shares to the General Partner Entity for cancellation.

C.                                    Stock Option Plan.  If at any time or from time to time, the General Partner Entity sells Shares pursuant to any Stock Option Plan, the General Partner Entity shall transfer the net proceeds of the sale of such Shares to the Partnership as an additional Capital Contribution in exchange for an amount of additional Partnership Units equal to the number of Shares so sold divided by the Conversion Factor.

D.                                    Funding Debt.  The General Partner Entity, the General Partner or a wholly owned subsidiary of either of them may incur a Funding Debt, including, with respect to the General Partner Entity, a Funding Debt that is convertible into Shares or otherwise constitutes a class of New Securities (“Convertible Funding Debt”), subject to the condition that the borrowing entity lends to the Partnership the net proceeds of such Funding Debt; provided, that Convertible Funding Debt shall be issued pursuant to Section 4.2.B above; and, provided, further, that the General Partner Entity shall not be obligated to lend the net proceeds of any Funding Debt to the Partnership in a manner that would be inconsistent with the General Partner Entity’s ability to remain qualified as a REIT.  If the General Partner Entity, the General Partner or a wholly owned subsidiary of either of them enters into any Funding Debt, the loan to the Partnership shall be on comparable terms and conditions, including interest rate, repayment schedule and costs and expenses, as are applicable with respect to or incurred in connection with such Funding Debt.

Section 7.6                                    Transactions with Affiliates.

A.                                    The Partnership may lend or contribute funds or other assets to its or the General Partner Entity’s Subsidiaries or other Persons in which it or the General Partner Entity has an equity investment and such Persons may borrow funds from the Partnership, on terms and conditions established in the sole and absolute discretion of the General Partner Entity. The foregoing authority shall not create any right or benefit in favor of any Subsidiary or any other Person

B.                                    Except as provided in Section 7.5.A, the Partnership may transfer assets to joint ventures, other partnerships, limited liability companies, real estate investment trusts, corporations or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions consistent with this Agreement and applicable law as the General Partner, in its sole and absolute discretion, believes are advisable.

C.                                    Except as expressly permitted by this Agreement (i) neither the General Partner Entity nor any of its Affiliates shall sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, and (ii) the Partnership shall not, directly or indirectly, sell, transfer or convey any property to, or purchase any property from, or borrow funds form, or lend funds to, any Partner or any Affiliate of the Partnership that is not also a Subsidiary of the Partnership, except in the case of each of clauses (i) and (ii) pursuant to transactions that are determined by the General Partner in good faith to be on terms that are fair and reasonable.

D.                                    The General Partner, in its sole and absolute discretion and without the approval of the Limited Partners, may propose and adopt, on behalf of the Partnership, employee benefit plans, stock option plans, and similar plans funded by the Partnership for the benefit of employees of the General Partner Entity, the Partnership, Subsidiaries of the Partnership or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the Partnership, the General Partner or any Subsidiaries of the Partnership.

E.                                     The General Partner is expressly authorized to enter into, in the name and on behalf of the Partnership, and without the approval of the Limited Partners, a right of first opportunity arrangement, a non-competition arrangement and other conflict avoidance agreements with various Affiliates of the Partnership and the General Partner, on such terms as the General Partner, in its sole and absolute discretion, believes are advisable.

Section 7.7                                    Indemnification.

A.                                    General.  To the fullest extent permitted by law, the Partnership shall indemnify each Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements, and other amounts arising from or in connection with any and all claims, demands, subpoenas, requests for information, formal or informal investigations, actions, suits or proceedings, whether civil, criminal, administrative or investigative, incurred by the Indemnitee and relating to the Partnership, the General Partner or the General Partner Entity or the direct or indirect operations of, or the direct or indirect ownership of property by, the Partnership or the General Partner or the General Partner Entity as set forth in this Agreement, in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established by a final determination of a court of competent jurisdiction that (i) the act or omission of the Indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the Indemnitee actually received an improper personal benefit in money, property or services, or (iii) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful.  Without limitation, the foregoing indemnity shall extend to any liability of any Indemnitee, pursuant to a loan guaranty or otherwise for any indebtedness of the Partnership or any Subsidiary of the Partnership (including without limitation, any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken subject to), and the General Partner is hereby authorized and empowered, on behalf of the Partnership, to enter into one or more indemnity agreements consistent with the provisions of this Section 7.7 in favor of any Indemnitee having or potentially having liability for any such indebtedness. The termination of any proceeding by judgment, order or settlement does not create a presumption that the Indemnitee did not meet the requisite standard of conduct set forth in this Section 7.7.A.  The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the Indemnitee acted in a manner contrary to that specified in this Section 7.7.A with respect to the subject matter of such proceeding.  Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership and any insurance proceeds from the liability policy covering the General Partner and any Indemnitee, and neither the General Partner nor any Limited Partner shall have any obligation to contribute to the capital of the Partnership, or otherwise provide funds, to enable the Partnership to fund its obligations under this Section 7.7.

B.                                    Advancement of Expenses.  To the fullest extent permitted by law, reasonable expenses expected to be incurred by an Indemnitee shall be paid or reimbursed by the Partnership in advance of the final disposition of any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, made or threatened to be made against an Indemnitee, upon receipt by the Partnership of (i) a written affirmation by the Indemnitee of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Partnership as authorized in Section 7.7.A has been met and (ii) a written undertaking by or on behalf of the Indemnitee to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

C.                                    No Limitation of Rights.  The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity unless otherwise provided in a written agreement pursuant to which such Indemnitee is indemnified.

D.                                    Insurance.  The Partnership may, but shall not be obligated to, purchase and maintain insurance, on behalf of the Indemnitees and such other Persons as the General

Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Indemnitee or Person against such liability under the provisions of this Agreement.

E.                                     Benefit Plan Fiduciary.  For purposes of this Section 7.7, (i) the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan, (ii) excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute fines within the meaning of this Section 7.7 and (iii) actions taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Partnership.

F.                                      No Personal Liability for Limited Partners.  In no event may an Indemnitee subject any of the Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

G.                                    Interested Transactions.  An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

H.                                   Benefit.  The provisions of this Section 7.7 are also for the benefit of the Indemnitees, their employees, officers, directors, trustees, heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.  Any amendment, modification or repeal of this Section 7.7 or any provision hereof shall be prospective only and shall not in any way affect the limitation on the Partnership’s liability to any Indemnitee under this Section 7.7, as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or related to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

I.                                        Indemnification Payments Not Distributions.  If and to the extent any payments to the General Partner or the General Partner Entity pursuant to this Section 7.7 constitute gross income to the General Partner or the General Partner Entity (as opposed to the repayment of advances made on behalf of the Partnership), such amounts shall constitute guaranteed payments within the meaning of Section 707(c) of the Code, shall be treated consistently therewith by the Partnership and all Partners, and shall not be treated as distributions for purposes of computing the Partners’ Capital Accounts.

J.                                        Exception to Indemnification of the General Partner.  Notwithstanding anything to the contrary in this Agreement, the General Partner shall not be entitled to indemnification hereunder for any loss, claim, damage, liability or expense for which the General

Partner is obligated to indemnify the Partnership under any other agreement between the General Partner and the Partnership.

Section 7.8                                    Liability of the Covered Persons.

A.                                    General.  Notwithstanding anything to the contrary set forth in this Agreement, to the fullest extent permitted by law, none of the General Partner, its Affiliates, or any of their respective officers, trustees, directors, shareholders, partners, members, employees, representatives or agents or any officer, employee, representative or agent of the Partnership and its Affiliates (individually, a “Covered Person” and collectively, the “Covered Persons”) shall be liable or accountable for monetary damages or otherwise to the Partnership, any Partners or any Assignees for losses sustained or liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission if the Covered Person’s conduct did not constitute bad faith, gross negligence or willful misconduct.

B.                                    No Obligation to Consider Separate Interests of Limited Partners or Shareholders.  The Limited Partners expressly acknowledge that the General Partner is acting on behalf of the Partnership, the Limited Partners and the shareholders of the General Partner collectively, that the General Partner is under no obligation to consider or give priority to the separate interests of the Limited Partners (including, without limitation, the tax consequences to Limited Partners or Assignees or to such shareholders) in deciding whether to cause the Partnership to take (or decline to take) any actions.  Any decisions or actions taken or not taken in accordance with the terms of this Agreement shall not constitute a breach of any duty owed to the Partnership or the Limited Partners by law or equity, fiduciary or otherwise.  The General Partner shall not be liable for monetary damages or otherwise for losses sustained, liabilities incurred or benefits not derived by Limited Partners in connection with such decisions, provided that the General Partner has acted in good faith.

C.                                    Actions of Agents.  Subject to its obligations and duties as General Partner set forth in Section 7.1.A hereof, the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its employees and agents.  The General Partner shall not be liable to the Partnership or any Partner for any misconduct or negligence on the part of any such employee or agent appointed by the General Partner in good faith.

D.                                    Effect of Amendment.  Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the Covered Person’s liability to the Partnership and the Limited Partners under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

E.                                     Limitations of Fiduciary Duty.  Sections 7.1.B, 7.1.E and this Section 7.8 and any other Section of this Agreement limiting the liability of the General Partner and/or its trustees, directors and officers shall constitute an express limitation of any duties, fiduciary or otherwise, that they would owe the Partnership or the Limited Partners if such duty would be imposed by any law, in equity or otherwise.

F.                                      Good Faith Reliance on Agreement.  To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, any Covered Person acting under this Agreement or otherwise shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Covered Person under the Act or otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of such Covered Person to the maximum extent permitted by law.

G.                                    General Partner’s Discretion.  Whenever in this Agreement the General Partner or the General Partner Entity is permitted or required to make a decision (i) in its “sole discretion” or “discretion,” or under a similar grant of authority or latitude, the General Partner or General Partner Entity, as the case may be, shall be entitled to consider such interests and factors as it desires and may consider its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Partnership or the Limited Partners, or (ii) in its “good faith” or under another express standard, the General Partner or General Partner Entity, as the case may be, shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement or by law or any other agreement contemplated herein.

Section 7.9                                    Other Matters Concerning the General Partner.

A.                                    Reliance on Documents.  The General Partner may rely and shall be protected in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

B.                                    Reliance on Advisors.  The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, architects, engineers, environmental consultants and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters which the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

C.                                    Action Through Agents.  The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and a duly appointed attorney or attorneys-in-fact.  Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform all and every act and duty which is permitted or required to be done by the General Partner hereunder.

D.                                    Actions to Maintain REIT Status or Avoid Taxation of the General Partner Entity or the General Partner (as applicable).  Notwithstanding any other provisions of this Agreement (other than the limitations on the General Partner’s and General Partner Entity’s authority set forth in Sections 7.3, 7.5 and 7.6.A) or the Act, any action of the General Partner or

General Partner Entity on behalf of the Partnership or any decision of the General Partner or General Partner Entity to refrain from acting on behalf of the Partnership, undertaken in the good faith belief that such action or omission is necessary or advisable in order (i) to protect the ability of the General Partner Entity or the General Partner (as applicable) to continue to satisfy the REIT Requirements or (ii) to avoid the General Partner Entity or the General Partner (as applicable) incurring any taxes under Section 337(d), 857, 1374 or 4981 of the Code, is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners.

Section 7.10                             Title to Partnership Assets.

Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partners, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof.  Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine in its sole and absolute discretion, including Affiliates of the General Partner.  The General Partner hereby declares and warrants that any Partnership assets for which legal title is held in the name of the General Partner or any nominee or Affiliate of the General Partner shall be held by the General Partner (or such other entity) for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use its commercially reasonable efforts to cause beneficial and record title to such assets to be vested in the Partnership as soon as reasonably practicable. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership assets is held.

Section 7.11                             Reliance by Third Parties.

Notwithstanding anything to the contrary in this Agreement (other than the limitations on the General Partner’s and General Partner Entity’s authority set forth in Sections 7.3, 7.5 and 7.6.A), any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority, without consent or approval of any other Partner or Person, to encumber, sell or otherwise use in any manner any and all assets of the Partnership, to enter into any contracts on behalf of the Partnership and to take any and all actions on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner as if the General Partner were the Partnership’s sole party in interest, both legally and beneficially.  Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner in connection with any such dealing, in each case except to the extent that such action imposes, or purports to impose, liability on the Limited Partner.  In no event shall any Person dealing with the General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or its representatives.  Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (i) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (ii) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership, and (iii) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

Section 7.12                             Loans by Third Parties.

The Partnership may incur Debt, or enter into similar credit, guarantee, financing or refinancing arrangements for any purpose (including, without limitation, in connection with any acquisition of property and any borrowings from, or guarantees of Debt of the General Partner Entity or any of its Affiliates) with any Person upon such terms as the General Partner determines appropriate; provided, that the Partnership shall not incur any Debt that is recourse to the General Partner unless, and then only to the extent that, the General Partner has expressly agreed.

ARTICLE VIII
RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

Section 8.1                                    Limitation of Liability.

The Limited Partners, including the General Partner Entity, in its capacity as a Limited Partner, shall have no liability under this Agreement except as expressly provided in this Agreement, including Section 10.5 hereof, or under the Act.

Section 8.2                                    Management of Business.

No Limited Partner or Assignee (other than the General Partner, any of its Affiliates or any officer, trustee, director, member, employee, partner or agent of the General Partner, the Partnership or any of their Affiliates, in their capacity as such) shall take part in the operation, management or control (within the meaning of the Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership.  The transaction of any such business by the General Partner, any of its Affiliates or any officer, trustee, director, member, employee, partner or agent of the General Partner, the Partnership or any of their Affiliates, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

Section 8.3                                    Outside Activities of Limited Partners.

Subject to any agreements entered into pursuant to Section 7.6.E hereof and any other agreements entered into by a Limited Partner or its Affiliates with General Partner, the Partnership or any of their respective Subsidiaries, any Limited Partner (other than the General Partner) and any officer, trustee, director, member, employee, agent, Affiliate or shareholder of any Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities that are in direct or indirect competition with the Partnership or that are enhanced by the activities of the Partnership.  Neither the Partnership nor any Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner, officer, director, manager, employee, agent, trustee, Affiliates, member, shareholder or Assignee of any Limited

Partner.  None of the Limited Partners (other than the General Partner) nor any other Person shall have any rights by virtue of this Agreement or the partnership relationship established hereby in any business ventures of any other Person (other than the General Partner to the extent expressly provided herein), and no such Person (other than the General Partner) shall have any obligation pursuant to this Agreement to offer any interest in any such business ventures to the Partnership, any Limited Partner or any such other Person, even if such opportunity is of a character which, if presented to the Partnership, any Limited Partner or such other Person, could be taken by such Person.

Section 8.4                                    Return of Capital.

Except pursuant to the right of redemption set forth in Section 8.6, no Limited Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent of distributions made pursuant to this Agreement or upon termination of the Partnership as provided herein. Except to the extent provided by Exhibit C hereof or as otherwise expressly provided in this Agreement, no Limited Partner or Assignee shall have priority over any other Limited Partner or Assignee, either as to the return of Capital Contributions or as to profits, losses, distributions or credits.

Section 8.5                                    Rights of Limited Partners Relating to the Partnership.

A.                                    General.  In addition to other rights provided by this Agreement or by the Act, and except as limited by Section 8.5.D below, each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a limited partner in the Partnership, upon written demand with a statement of the purpose of such demand and at such Limited Partner’s own expense (including such copying and administrative charges as the General Partner may establish from time to time):

(1)                                 to obtain a copy of the most recent annual and quarterly reports prepared by the General Partner Entity and distributed to shareholders, including annual and quarterly reports filed with the SEC by the General Partner Entity pursuant to the Exchange Act;

(2)                                 to obtain a copy of the Partnership’s U.S. federal, state and local income tax returns for each Partnership Year;

(3)                                 to obtain a current list of the name and last known business, residence or mailing address of each Partner as reflected in the Partnership’s records;

(4)                                 to obtain a copy of this Agreement and the Certificate and all amendments thereto, together with copies of all powers of attorney pursuant to which this Agreement, the Certificate and all amendments thereto have been executed; and

(5)                                 to obtain true and full information regarding the amount of cash and a description and statement of the Agreed Value of any other property or services contributed by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner.

B.                                    Notice of Conversion Factor.  The Partnership shall notify each Limited Partner, upon request, of the then current Conversion Factor.

C.                                    Notice of Extraordinary Transaction of the General Partner Entity.  The General Partner Entity shall not make any extraordinary distributions of cash or property to its shareholders or effect an Extraordinary Transaction without notifying the Limited Partners of its intention to make such distribution or effect such merger, sale or other extraordinary transaction not later than the time, if any, at which the General Partner Entity is required to provide notice of such transaction to its shareholders (or, if earlier, at least (20) days prior to the record date to determine shareholders eligible to receive such distribution or to vote upon the Extraordinary Transaction (or, if no such record date is applicable, at least twenty (20) days before consummation of such Extraordinary Transaction)).  This provision for such notice shall not be deemed (i) to permit any transaction that otherwise is prohibited by this Agreement or requires a Consent of the Partners or (ii) to require a Consent of the Limited Partners to a transaction that does not otherwise require Consent under this Agreement.  Each Limited Partner agrees, as a condition to the receipt of the notice pursuant hereto, to keep confidential the information set forth therein until such time as the General Partner Entity has made public disclosure thereof and to use such information during such period of confidentiality solely for purposes of determining whether or not to exercise the Redemption Right (if applicable) and to execute a confidentiality agreement provided by the General Partner Entity; provided, however, that a Limited Partner may disclose such information to its attorney, accountant and/or financial advisor for purposes of obtaining advice with respect to such exercise so long as such attorney, accountant and/or financial advisor agrees to receive and hold such information subject to this confidentiality requirement.

D.                                    Confidentiality.  Notwithstanding any other provision of this Section 8.5, the General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner determines in its sole and absolute discretion to be reasonable, any information that (i) the General Partner reasonably believes to be in the nature of trade secrets or other information, the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or could damage the Partnership or its business; or (ii) the Partnership is required by law or by agreements with an unaffiliated third party to keep confidential, provided, however, that this Section 8.5.D shall not affect the notice requirements set forth in Section 8.5.C.

Section 8.6                                    Redemption Right.

A.                                    General.  (i) Subject to Sections 8.6.B and 8.6.C hereof, on or after the date that is one (1) year after the later of (x) the beginning of the first full calendar month following July 18, 2017, and (y) the date of the issuance of a Common Partnership Unit to a Limited Partner pursuant to Article IV hereof, which one-year period shall commence upon the issuance of such Partnership Unit regardless of whether such Partnership Unit is designated upon issuance as a Common Partnership Unit or otherwise, or on or after such date prior to the expiration of such one-year period as the General Partner, in its sole and absolute discretion, designates with respect to any or all Partnership Units then outstanding, the holder of a Partnership Unit (if other than the General Partner or the General Partner Entity or any Subsidiary of either the General Partner or the General Partner Entity) shall have the right (the

“Redemption Right”) to require the Partnership to redeem on a Specified Redemption Date such Partnership Unit (provided that such Partnership Unit is a Common Partnership Unit) at a redemption price equal to and in the form of the Cash Amount to be paid by the Partnership. The Redemption Right shall be exercised pursuant to a Notice of Redemption delivered to the Partnership (with a copy to the General Partner and the General Partner Entity) by the Limited Partner who is exercising the redemption right (the “Redeeming Partner”); provided, however, a Limited Partner may not exercise the Redemption Right for less than one thousand (1,000) Partnership Units at any one time or, if such Limited Partner holds less than one thousand (1,000) Partnership Units, all of the Partnership Units held by such Partner; provided further that, with respect to a Limited Partner which is an entity, such Limited Partner may exercise the Redemption Right for fewer than one thousand (1,000) Partnership Units without regard to whether or not such Limited Partner is exercising the Redemption Right for all of the Partnership Units held by such Limited Partner as long as such Limited Partner is exercising the Redemption Right on behalf of one or more of its equity owners in respect of one hundred percent (100%) of such equity owners’ interests in such Limited Partner. The Redeeming Partner shall have no right, with respect to any Partnership Units so redeemed, to receive any distributions paid on or after the Specified Redemption Date unless the record date for such distribution was a date prior to the Specified Redemption Date. The Assignee of any Limited Partner may exercise the rights of such Limited Partner pursuant to this Section 8.6, and such Limited Partner shall be deemed to have assigned such rights to such Assignee and shall be bound by the exercise of such rights by such Assignee. In connection with any exercise of such rights by an Assignee on behalf of a Limited Partner, the Cash Amount shall be paid by the Partnership directly to such Assignee and not to such Limited Partner. Any Partnership Units redeemed by the Partnership pursuant to this Section 8.6.A shall be cancelled upon such redemption.

(ii)                                  [RESERVED].

(iii)                               Notwithstanding the foregoing, if the General Partner Entity provides notice to the Limited Partners pursuant to Section 8.5.C hereof, the Redemption Right shall be exercisable, without regard to whether the Partnership Units have been outstanding for any specified period, during the period commencing on the date on which the General Partner Entity provides such notice and ending on the record date to determine shareholders eligible to receive such distribution or participate in such Extraordinary Transaction (or if none, ending on the date of consummation of such distribution or Extraordinary Transaction).  If this subparagraph (iii) applies, the Specified Redemption Date is the date on which the Partnership and the General Partner receive notice of exercise of the Redemption Right, rather than ten (10) Business Days after receipt of the Notice of Redemption.

B.                                    General Partner Entity Assumption of Right.  (i) Notwithstanding the provisions of Section 8.6.A, a Limited Partner that exercises the Redemption Right shall be deemed to have offered to sell the Partnership Units described in the Notice of Redemption to the General Partner Entity, and the General Partner Entity may, in its sole and absolute discretion (subject to any limitations on ownership and transfer of Shares set forth in the Declaration of Trust), elect to assume directly and satisfy a Redemption Right by paying to the Redeeming Partner either the Cash Amount or the Shares Amount, as the General Partner Entity determines in its sole and absolute discretion, on the Specified Redemption Date, whereupon the General Partner Entity shall acquire the Partnership Units offered for redemption by the Redeeming

Partner and shall be treated for all purposes of this Agreement as the owner of such Partnership Units. Payment of the Redemption Amount in the form of Shares shall be in Shares (i) duly authorized, validly issued, fully paid and nonassessable, free and clear of any pledge, lien, encumbrance or restriction, other than those provided in the organizational documents of the General Partner Entity, the Securities Act, relevant state securities or blue sky laws and any applicable registration rights agreement with respect to such Shares entered into by the Redeeming Partner, and shall bear a legend in form and substance determined by the General Partner Entity, and (ii) registered under Section 12 of the Exchange Act and listed for trading on the exchange or national market on which the Shares are Publicly Traded; provided, that in the event that the Shares are not Publicly Traded at the time a Redeeming Partner exercises its Redemption Right, the Redemption Amount shall be paid only in the form of the Cash Amount unless the Redeeming Partner, in its sole and absolute discretion, consents to payment of the Redemption Amount in the form of the Shares Amount.  Unless the General Partner Entity (in its sole and absolute discretion) shall exercise its right to assume and directly satisfy the Redemption Right, the General Partner Entity shall not have any obligation to the Redeeming Partner or the Partnership with respect to the Redeeming Partner’s exercise of the Redemption Right. In the event the General Partner Entity shall exercise its right to assume and directly satisfy the Redemption Right, the Partnership shall have no obligation to pay any amount to the Redeeming Partner with respect to such Redeeming Partner’s exercise of such Redemption Right, and each of the Redeeming Partner, the Partnership and the General Partner Entity shall treat the transaction between the General Partner Entity and the Redeeming Partner, for federal income tax purposes, as a sale of the Redeeming Partner’s Partnership Units to the General Partner Entity.

(ii)                                  In the event that the General Partner Entity determines to pay the Redeeming Partner the Redemption Amount in the form of Shares, the total number of Shares to be paid to the Redeeming Partner in exchange for the Redeeming Partner’s Partnership Units shall be the applicable Shares Amount.  In the event this amount is not a whole number of Shares, the Redeeming Partner shall be paid (i) that number of Shares which equals the nearest whole number less than such amount plus (ii) an amount of cash which the General Partner Entity determines, in its reasonable discretion, to represent the fair value of the remaining fractional Share which would otherwise be payable to the Redeeming Partner.

(iii)                               Each Redeeming Partner agrees to execute such documents or provide such information or materials as the General Partner Entity may reasonably require in connection with the issuance of Shares upon exercise of the Redemption Right.

C.                                    Exceptions to Exercise of Redemption Right.  Notwithstanding the provisions of Section 8.6.A and Section 8.6.B, a Partner shall not be entitled to exercise the Redemption Right pursuant to Section 8.6.A to the extent that the delivery of Shares to such Partner on the Specified Redemption Date by the General Partner pursuant to Section 8.6.B (regardless of whether or not the General Partner Entity would in fact exercise its rights under Section 8.6.B) would (i) be prohibited, as determined in the sole discretion of the General Partner Entity, under the Declaration of Trust, (ii) cause the acquisition of Shares by such Partner to be “integrated” with any other distribution of Shares for purposes of complying with the Securities Act, (iii) otherwise be prohibited under applicable federal or state securities laws or regulations, or (iv) violate restrictions imposed by the General Partner pursuant to Section 11.6.E and/or

Section 11.6.F.  Notwithstanding the foregoing, the General Partner Entity may, in its sole and absolute discretion, waive such prohibition set forth in this Section 8.6C.

D.                                    No Liens on Partnership Units Delivered for Redemption.  Each Limited Partner covenants and agrees with the General Partner that all Partnership Units delivered for redemption shall be delivered to the Partnership or the General Partner Entity, as the case may be, free and clear of all liens, and, notwithstanding anything contained herein to the contrary, neither the General Partner Entity nor the Partnership shall be under any obligation to acquire Partnership Units which are or may be subject to any liens.  Each Limited Partner further agrees that, in the event any state or local property transfer tax is payable as a result of the transfer of its Partnership Units to the Partnership or the General Partner Entity, such Limited Partner shall assume and pay such transfer tax.

E.                                     Additional Partnership Interests; Modification of Holding Period.  In the event that the Partnership issues Partnership Interests to any Additional Limited Partner pursuant to Article IV hereof, the General Partner shall make such amendments to this Section 8.6 as it determines are necessary to reflect the issuance of such Partnership Interests (including setting forth any restrictions on the exercise of the Redemption Right with respect to such Partnership Interests); provided, however, that no such revisions shall materially adversely affect the rights of any other Limited Partner to exercise its Redemption Right without that Limited Partner’s prior written consent.  In addition, the General Partner may, with respect to any holder or holders of Partnership Units, at any time and from time to time, as it shall determine in its sole and absolute discretion, (i) reduce or waive the length of the period prior to which such holder or holders may not exercise the Redemption Right or (ii) reduce or waive the length of the period between the exercise of the Redemption Right and the Specified Redemption Date.

F.                                      LTIP Unit Exception and Redemption of Common Partnership Units Issued Upon Conversion of LTIP Units.  Subject to Section 8.6.G hereof, holders of LTIP Units shall not be entitled to the Redemption Right provided for in Section 8.6.A of this Agreement, unless and until such LTIP Units have been converted into Common Partnership Units (or any other class or series of Partnership Units entitled to such Redemption Right) in accordance with their terms.  Notwithstanding the foregoing, and except as otherwise permitted by Section 8.6.G or the award, plan or other agreement pursuant to which an LTIP Unit was issued, the Redemption Right shall not be exercisable with respect to any Common Partnership Unit issued upon conversion of an LTIP Unit until on or after the date that is two years after the date on which the LTIP Unit was issued, provided however, that the foregoing restriction shall not apply if the Redemption Right is exercised by an LTIP Unitholder in connection with a transaction that falls within the definition of a “change of control” under the agreement or agreements pursuant to which the LTIP Units were issued to him or her and provided further that the one (1) year requirement set forth in the first sentence of Subsection 8.6.A(i) shall not apply with respect to Common Partnership Units issued upon conversion of LTIP Units.

G.                                    Formation Unit Exception and Redemption of Common Partnership Units Issued Upon Conversion of LTIP Units Into Which Formation Units Were Converted.  Holders of Formation Units shall not be entitled to the Redemption Right provided for in Section 8.6.A of this Agreement, unless and until such Formation Units (i) have been converted into LTIP Units and (ii) such LTIP Units have subsequently been converted into Common Partnership Units (or any other class or series of Partnership Units entitled to such Redemption Right), in each case in accordance with their terms. Notwithstanding the foregoing, and except as otherwise permitted by the award, plan or other agreement pursuant to which a Formation Unit was issued, the Redemption Right shall not be exercisable with respect to any Common Partnership Unit issued upon conversion of an LTIP Unit into which a Formation Unit was previously converted until on or after the date that is two years after the date on which the Formation Unit was issued, provided however, that the first sentence of Subsection 8.6.A(i) shall not apply with respect to Common Partnership Units issued upon conversion of LTIP Units into which Formation Units were previously converted.  For the avoidance of doubt, the foregoing prohibition shall no longer apply upon (i) the termination of employment of the applicable holder of Formation Units with the General Partner or its affiliates (a) by the General Partner (or its successor) without Cause (as defined in the applicable Formation Unit agreement) or (b) the applicable holder of Formation Units for Good Reason (as defined in the applicable Formation Unit agreement) or (ii) the occurrence of a Change in Control (as defined in the applicable Formation Unit agreement).

ARTICLE IX
BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 9.1                                    Records and Accounting.

The General Partner shall keep or cause to be kept at the principal office of the Partnership those records and documents required to be maintained by the Act and other books and records deemed by the General Partner to be appropriate with respect to the Partnership’s business, including, without limitation, all books and records necessary to provide to the Limited Partners any information, lists and copies of documents required to be provided pursuant to Section 9.3 hereof. Any records maintained by or on behalf of the Partnership in the regular course of its business may be kept on, or be in the form of, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with GAAP, or such other basis as the General Partner determines to be necessary or appropriate.

Section 9.2                                    Fiscal Year.

The fiscal year of the Partnership shall be the calendar year.

Section 9.3                                    Reports.

A.                                    Annual Reports.  As soon as practicable, but in no event later than the date on which the General Partner Entity mails its annual report to its shareholders, the General Partner shall cause to be mailed to each Limited Partner as of the close of the Partnership Year, an annual report containing financial statements of the Partnership, or of the General Partner if such statements are prepared solely on a consolidated basis with the General Partner, for such Partnership Year, presented in accordance with GAAP, such statements to be audited by a nationally recognized firm of independent public accountants selected by the General Partner.

B.                                    Quarterly Reports.  If and to the extent that the General Partner Entity mails quarterly reports to its shareholders, as soon as practicable, but in no event later than the date on which such reports are mailed, the General Partner shall cause to be mailed to each Limited Partner as of the last day of the calendar quarter, a report containing unaudited financial statements of the Partnership, or of the General Partner Entity, if such statements are prepared solely on a consolidated basis with the General Partner Entity, and such other information as may be required by applicable law or regulation, or as the General Partner determines to be appropriate.

C.                                    Other Reports.  The Partnership shall also cause to be prepared such reports and/or information as are necessary for the General Partner or the General Partner Entity to determine its qualification as a REIT and its compliance with the REIT Requirements, but only for so long as such entity elects to remain qualified as a REIT.

D.                                    Delivery Method.  Notwithstanding the foregoing, the General Partner may deliver to the Limited Partners each of the reports described above, as well as any other communications that it may provide hereunder, by e-mail or by any other electronic means, provided that if a report is filed with the SEC via EDGAR it shall be deemed to have been delivered to each Limited Partner.

ARTICLE X
TAX MATTERS

Section 10.1                             Preparation of Tax Returns.

The General Partner shall arrange for the preparation and timely filing of all returns of Partnership income, gains, deductions, losses and other items required of the Partnership for U.S. federal and state income tax purposes and shall furnish by July 31 of the year immediately following each taxable year, or as soon as reasonably practicable thereafter, the tax information reasonably required by Limited Partners for federal and state income tax reporting purposes.  If required under the Code or applicable state or local income tax law, the General Partner shall also arrange for the preparation and timely filing of all returns of income, gains, deductions, losses and other items required of the Subsidiaries of the Partnership for U.S. federal income tax purposes and shall use all reasonable efforts to furnish, by July 31 of the year immediately following each taxable year, or as soon as reasonably practicable thereafter, the tax information required by the Limited Partners for U.S. federal and state income tax reporting purposes.

Section 10.2                             Tax Elections.

A.                                    Except as otherwise provided herein, the General Partner shall, in its sole and absolute discretion, determine whether to make any available election pursuant to the Code; provided, that the General Partner shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder.  The General Partner shall have the right to seek to revoke any such election (including, without limitation, the election under Section 754 of the Code) upon the General Partner’s determination in its sole and absolute discretion that such revocation is in the best interests of the Partners.

B.                                    To the extent provided for in Regulations, revenue rulings, revenue procedures and/or other IRS guidance issued after the date hereof, the Partnership is hereby authorized to, and at the direction of the General Partner shall, elect a safe harbor under which the fair market value of any Partnership Interests issued after the effective date of such Regulations (or other guidance) will be treated as equal to the liquidation value of such Partnership Interests (i.e., a value equal to the total amount that would be distributed with respect to such interests if the Partnership sold all of its assets for their fair market value immediately after the issuance of such Partnership Interests, satisfied its liabilities (excluding any non-recourse liabilities to the extent the balance of such liabilities exceeds the fair market value of the assets that secure them) and distributed the net proceeds to the Partners under the terms of this Agreement). In the event that the Partnership makes a safe harbor election as described in the preceding sentence, each Partner hereby agrees to comply with all safe harbor requirements with respect to transfers of such Partnership Interests while the safe harbor election remains effective.

Section 10.3                             Tax Matters Partner.

A.                                    General.  The General Partner shall be the “tax matters partner” of the Partnership for federal income tax purposes pursuant to Section 6231(a)(7) of the Code under the Current Partnership Audit Rules and the “partnership representative” pursuant to Section 6223(a) of the Code under the 2015 Budget Act Partnership Audit Rules.  So long as Section 6230(e) of the Current Partnership Audit Rules is in effect, upon receipt of notice from the IRS of the beginning of an administrative proceeding with respect to the Partnership, the General Partner shall furnish the IRS with the name, address, taxpayer identification number and profit interest of each of the Limited Partners and any Assignees; provided, however, that such information is provided to the Partnership by the Limited Partners and the Assignees.

B.                                    Powers.  The General Partner is authorized, but not required (and the Partners hereby consent to the tax matters partner and the partnership representative, as relevant, taking the following actions):

(1)                                 to elect out of the 2015 Budget Act Partnership Audit Rules, if available;

(2)                                 to enter into any settlement with the IRS with respect to any administrative or judicial proceedings for the adjustment of Partnership items required to be taken into account by a Partner for income tax purposes (such administrative proceedings being referred to as a “tax audit” and such judicial proceedings being referred to as “judicial review”), and in the settlement agreement the General Partner may expressly state that such agreement shall bind the Partnership and all Partners, except that, so long as the Current Partnership Audit Rules are in effect, such settlement agreement shall not bind any Partner (i) who (within the time prescribed pursuant to the Code and Regulations under the Current Partnership Audit Rules) files a statement with the IRS providing that the tax matters partner shall not have the authority to enter into a settlement agreement on behalf of such Partner or (ii) who is a “notice partner” (as defined in Section 6231(a)(8) of the Current Partnership Audit Rules) or a member of a “notice group” (as defined in Section 6223(b)(2) of the Current Partnership Audit Rules);

(3)                                 in the event that a notice of a final administrative adjustment assessed by the IRS or any other tax authority, at the Partnership level of any item required to be taken into account by a Partner for tax purposes (a “final adjustment”) is mailed to the General Partner, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the United States Tax Court or the filing of a complaint for refund with the United States Claims Court or the District Court of the United States for the district in which the Partnership’s principal place of business is located;

(4)                                 to intervene in any action brought by any other Partner for judicial review of a final adjustment;

(5)                                 to file a request for an administrative adjustment with the IRS or other tax authority at any time and, if any part of such request is not allowed by the IRS or other tax authority, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;

(6)                                 to enter into an agreement with the IRS or other tax authority to extend the period for assessing any tax which is attributable to any item required to be taken into account by a Partner for tax purposes, or an item affected by such item; and

(7)                                 to take any other action on behalf of the Partners or the Partnership in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations, including, without limitation, the following actions to the extent that the 2015 Budget Act Partnership Audit Rules apply to the Partnership and its current or former Partners:

a.                                      electing to have the alternative method for the underpayment of taxes set forth in Section 6226 of the Code, as included in the 2015 Budget Act Partnership Audit Rules, apply to the Partnership and its current or former Partners; and

b.                                      for Partnership level assessments under Section 6225 of the Code, as included in the 2015 Budget Act Partnership Audit Rules, determining apportionment of responsibility for payment among the current or former Partners, setting aside reserves from available funds of the Partnership, withholding of distributions to the Partners, and requiring current or former Partners to make cash payments to the Partnership for their share of the Partnership level assessments; and

(8)                                 to take any other action required or permitted by the Code and Regulations in connection with its role as the tax matters partner and the partnership representative, as relevant.

The taking of any action and the incurring of any expense by the General Partner in connection with any such audit or proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the General Partner and the provisions relating to indemnification of the General Partner set forth in Section 7.7 of this Agreement shall be fully applicable to the tax matters partner and the partnership representative, as relevant, in its capacity as such.  In addition, the General Partner shall be entitled to indemnification set forth in Section 7.7 for any liability for tax imposed on the Partnership under the 2015 Budget Act Partnership Audit Rules that is collected from the General Partner.

The current and former Partners agree to provide the following information and documentation to the Partnership and the tax partner to the extent that the 2015 Budget Act Partnership Audit Rules apply to the Partnership and its current or former Partners:

(1)                                 information and documentation to determine and prove eligibility of the Partnership to elect out of the 2015 Budget Act Partnership Audit Rules;

(2)                                 information and documentation to reduce the Partnership level assessment consistent with Section 6225(c) of the Code, as included in the 2015 Budget Act Partnership Audit Rules; and

(3)                                 information and documentation to prove payment of the attributable liability under Section 6226 of the Code, as included in the 2015 Budget Act Partnership Audit Rules.

In addition to the foregoing, and notwithstanding any other provision of this Agreement, including, without limitation, Section 14.1 of this Agreement, the General Partner is authorized (without any requirement of the consent or approval of any other Partners) to make all such amendments to this Section 10.3 as it shall determine, in its sole judgment, to be necessary, desirable or appropriate to implement the 2015 Budget Act Partnership Audit Rules and any regulations, procedures, rulings, notices, or other administrative interpretations thereof promulgated by the U.S. Treasury Department.

C.                                    Reimbursement.  The tax matters partner and the partnership representative shall receive no compensation for their services.  All third-party costs and expenses incurred by the tax matters partner and the partnership representative in performing their respective duties as such (including legal and accounting fees and expenses) shall be borne by the Partnership.  Nothing herein shall be construed to restrict the Partnership from engaging an accounting and/or law firm to assist the tax matters partner and the partnership representative in discharging their respective duties hereunder, so long as the compensation paid by the Partnership for such services is reasonable.

D.                                    Survival.  The obligations of each Partner under this Section 10.3 shall survive such Partner’s withdrawal from the Partnership, and each Partner agrees to execute such documentation requested by the Partnership at the time of such Partner’s withdrawal from the

Partnership to acknowledge and confirm such Partner’s continuing obligations under this Section 10.3.

Section 10.4                             Organizational Expenses.

The Partnership shall elect to deduct expenses, if any, incurred by it in organizing the Partnership ratably over a one hundred eighty (180) month period as provided in Section 709 of the Code.

Section 10.5                             Withholding.

Each Limited Partner hereby authorizes the Partnership to withhold from or pay on behalf of or with respect to such Limited Partner any amount of U.S. federal, state, local, or foreign taxes (including any interest, penalties, additions to tax or additional amounts) that the General Partner determines that the Partnership is required to withhold or pay with respect to any cash or property distributable, allocable or otherwise transferred to such Limited Partner pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Partnership pursuant to Section 1441, 1442, 1445, or 1446 of the Code.  Any amount withheld with respect to a Limited Partner pursuant to this Section 10.5 shall be treated as paid or distributed, as applicable, to such Limited Partner for all purposes under this Agreement to the extent that the Partnership is contemporaneously making distributions against which such amount can be offset. Any amount paid on behalf of or with respect to a Limited Partner, in excess of any such amount of contemporaneous distributions against which such amount paid can be offset, shall constitute a loan by the Partnership to such Limited Partner, which loan shall be repaid by such Limited Partner within fifteen (15) days after notice from the General Partner that such payment must be made unless (i) the Partnership withholds such payment from a distribution which would otherwise be made to the Limited Partner or (ii) the General Partner determines, in its sole and absolute discretion, that such payment may be satisfied out of the available funds of the Partnership which would, but for such payment, be distributed to the Limited Partner.  Any amounts withheld pursuant to the foregoing clause (i) or (ii) shall be treated as having been distributed or otherwise paid to such Limited Partner.  Each Limited Partner hereby unconditionally and irrevocably grants to the Partnership a security interest in such Limited Partner’s Partnership Interest to secure such Limited Partner’s obligation to pay to the Partnership any amounts required to be paid pursuant to this Section 10.5.  In the event that a Limited Partner fails to pay any amounts owed to the Partnership pursuant to this Section 10.5 when due, the General Partner may, in its sole and absolute discretion, elect to make the payment to the Partnership on behalf of such defaulting Limited Partner, and in such event shall be deemed to have loaned such amount to such defaulting Limited Partner and shall succeed to all rights and remedies of the Partnership as against such defaulting Limited Partner.  Without limitation, in such event the General Partner shall have the right to receive distributions that would otherwise be distributable to such defaulting Limited Partner until such time as such loan, together with all interest thereon, has been paid in full, and any such distributions so received by the General Partner shall be treated as having been distributed to the defaulting Limited Partner and immediately paid by the defaulting Limited Partner to the General Partner in repayment of such loan.  Any amounts payable by a Limited Partner hereunder shall bear interest at the lesser of (A) the base rate on corporate loans at large United States money center commercial banks, as published from time to time in The Wall Street Journal, plus four (4) percentage points or (B) the maximum lawful rate of interest on such obligation, such interest to accrue from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full.  Each Limited Partner shall take such actions as the Partnership or the General Partner shall request in order to perfect or enforce the security interest created hereunder. Upon a Limited Partner’s complete withdrawal from the Partnership (including pursuant to Section 13.2 hereof), such Limited Partner shall be required to restore funds to the Partnership to the extent that the cumulative amount of taxes withheld from or paid on behalf of, or with respect to, such Limited Partner exceeds the sum of such amounts (i) repaid to the Partnership by such Limited Partner, (ii) withheld from distributions to such Limited Partner and (iii) paid by the General Partner on behalf of such Limited Partner.

ARTICLE XI
TRANSFERS AND WITHDRAWALS

Section 11.1                             Transfer. Definition.  The term “transfer,” when used in this Article XI with respect to a Partnership Interest or a Partnership Unit, shall be deemed to refer to a transaction by which the General Partner purports to assign all or any part of its General Partnership Interest to another Person or by which a Limited Partner purports to assign all or any part of its Limited Partnership Interest to another Person, and includes a transfer, sale, merger, consolidation, combination, assignment, bequest, conveyance, devise, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition, whether voluntary or involuntary, by operation of law or otherwise.  The term “transfer” when used in this Article XI does not include (i) any redemption or repurchase of Partnership Units by the Partnership from a Partner (including the General Partner), (ii) any acquisition of Partnership Units from a Limited Partner by the General Partner Entity pursuant to Section 8.6 hereof or otherwise or (iii) any distribution of Partnership Units by a Limited Partner to its beneficial owners.  When used in this Article XI, the verb “transfer” shall have correlative meaning.  No part of the interest of a Limited Partner shall be subject to the claims of any creditor, any spouse (for alimony, support or otherwise), or to legal process, and no part of the interest of a Limited Partner may be voluntarily or involuntarily alienated or encumbered except as may be specifically provided for in this Agreement or consented to in writing by the General Partner, in its sole and absolute discretion.

B.                                    General.  No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article XI.  Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article XI shall be null and void ab initio.

Section 11.2                             Transfers of Partnership Interests of General Partner and General Partner Entity.

A.                                    Neither the General Partner nor the General Partner Entity shall transfer any of its Partnership Interests (including both its Limited Partnership Interests and its General Partnership Interests), and, if the General Partner Entity is not the General Partner, the General Partner Entity may not transfer any of its direct or indirect interests in the General Partner, or withdraw from the Partnership, except (i) in connection with a transaction permitted under Section 11.2.B, (ii) in connection with any merger (including a triangular merger), consolidation or other combination with or into another Person following the consummation of which the equity holders of the surviving entity are substantially identical to the shareholders of the

General Partner Entity, (iii) with the Consent of the Outside Limited Partners; or (iv) to any Person that is, at the time of such transfer, an Affiliate of the General Partner Entity that is controlled by the General Partner Entity, including any Qualified REIT Subsidiary.

B.                                    Extraordinary Transactions.  Notwithstanding the restrictions set forth in Section 11.2.A or any other provision of this Agreement, the General Partner Entity shall not engage in any merger (including, without limitation, a triangular merger), consolidation or other combination with or into another Person, sale of all or substantially all of its assets or any reclassification, recapitalization or other change in outstanding Shares (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination as described in the definition of Conversion Factor) (each, an “Extraordinary Transaction”), unless, in connection with such Extraordinary Transaction:

(1)                                 the General Partner shall have obtained Partnership Approval of the Extraordinary Transaction, as set forth below, if (x) the Extraordinary Transaction would result in the Partners receiving consideration for their Partnership Units pursuant to clause (2) below and the General Partner Entity is required to seek the approval of its common shareholders of the Extraordinary Transaction (“Shareholder Approval”) in a shareholder vote (a “Shareholder Vote”), or (y) the General Partner Entity would be required to obtain Shareholder Approval of the Extraordinary Transaction but for the fact that a Tender Offer shall have been accepted with respect to a sufficient number of Shares to permit consummation of the Extraordinary Transaction without Shareholder Approval, and

(2)                                 all Partners either will receive, or will have the right to receive, for each Partnership Unit cash, securities or other property in the same form as, and equal in amount to the product of the Conversion Factor and the greatest amount of, the cash, securities or other property paid to a holder of Shares, if any, corresponding to such Partnership Unit in consideration of one such Share at any time during the period from and after the date on which the Extraordinary Transaction is consummated; provided, however, that if in connection with the Extraordinary Transaction, a purchase, tender or exchange offer (a “Tender Offer”) shall have been made to and accepted by the holders of the percentage required for the approval of the merger under the organizational documents of the General Partner Entity, each holder of Partnership Units shall receive, or shall have the right to receive, the greatest amount of cash, securities, or other property which such holder would have received had it exercised the Redemption Right and received Shares in exchange for its Partnership Units immediately prior to the expiration of such purchase, tender or exchange offer and had thereupon accepted such purchase, tender or exchange offer.

C.                                    Partnership Approval.  As used above, “Partnership Approval” means Consent of the Limited Partners holding Voting Units representing a Voting Percentage Interest that equals or exceeds, as applicable, either the percentage of (x) the Shares outstanding or (y) the Shares cast in the Shareholder Vote ((x) or (y), as applicable, the “Required Denominator Shares”) required to be voted in favor of the Extraordinary Transaction in the Shareholder Vote, provided that, for purposes of determining whether Partnership Approval has been obtained, the Voting Percentage Interest of Limited Partners consenting to the Extraordinary Transaction shall be calculated as follows:  Such Voting Percentage Interest shall be equal to the sum of (i) the Voting Percentage Interest of the Voting Units held by Limited Partners consenting to the Extraordinary Transaction (excluding for this purpose any Partnership Units held by (1) the General Partner or the General Partner Entity, (2) any Person of which the General Partner or the General Partner Entity directly or indirectly owns or controls more than fifty percent (50%) of either the voting interests or economic interests and (3) any Person directly or indirectly owning or controlling more than fifty percent (50%) of the outstanding voting interests of the General Partner or the General Partner Entity (collectively, the “Excluded Units”)), plus (ii) the product of (1) the Voting Percentage Interest attributable to the Excluded Units, multiplied by (2) either (x) the percentage of the Required Denominator Shares voted in favor of the Extraordinary Transaction by the General Partner Entity’s shareholders in the Shareholder Vote to obtain Shareholder Approval, or (y) in the event a Tender Offer shall have been accepted with respect to a sufficient number of Shares to permit consummation of the Extraordinary Transaction without Shareholder Approval, the percentage of outstanding Shares with respect to which such Tender Offer shall have been accepted.

D.                                    Except with Consent of the Outside Limited Partners or pursuant to an Extraordinary Transaction effected pursuant to Section 11.2.B above, the General Partner shall not enter into an agreement or other arrangement providing for or facilitating the creation of a general partner of the Partnership other than the General Partner, unless the successor general partner (i) is a direct or indirect controlled Affiliate of the General Partner, and (ii) executes and delivers a counterpart to this Agreement in which such successor general partner agrees to be fully bound by all of the terms and conditions contained herein that are applicable to the General Partner.

E.                                     Notwithstanding the restrictions set forth in Sections 11.2.A, 11.2.D and 12.1.A, or any other provision of this Agreement, JBG SMITH Properties GP LLC is expressly authorized, in its sole discretion, to transfer its Partnership Interests (including its General Partnership Interest) to JBG SMITH Properties, whether by contribution, merger, consolidation, dissolution or otherwise, and JBG SMITH Properties shall be admitted as successor General Partner effective upon such transfer.

Section 11.3                             Limited Partners’ Rights to Transfer.

A.                                    General.  Except as provided in Section 11.3.B or in connection with the exercise of a Redemption Right pursuant to Section 8.6, no Limited Partner shall transfer all or any portion of its Partnership Interest to any transferee without the written consent of the General Partner, which consent may be withheld in its sole and absolute discretion; provided, however, that if a Limited Partner is subject to Incapacity, such Incapacitated Limited Partner may transfer all or any portion of its Partnership Interest;

B.                                    Transfers to Affiliates.  Subject to Sections 11.3.E, 11.3.F, 11.3.G, 11.4, 11.5 and 11.6, a Limited Partner (other than the General Partner and the General Partner Entity, in their capacities as a Limited Partner) may transfer all or any portion of its Partnership Interest to any of its Affiliates, all without obtaining the consent of the General Partner.

C.                                    Incapacitated Limited Partners.  If a Limited Partner is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Limited Partner’s estate shall have all the rights of a Limited Partner, but not more rights than those enjoyed by other Limited Partners for the purpose of settling or managing the estate and such power as the Incapacitated Limited Partner possessed to transfer all or any part of its interest in the Partnership.  The Incapacity of a Limited Partner, in and of itself, shall not dissolve or terminate the Partnership.

D.                                    Permitted Transfers. Subject to Sections 11.3.E, 11.3.F, 11.3.G, 11.4, 11.5 and 11.6, a Limited Partner (other than the General Partner and the General Partner Entity, in their capacities as a Limited Partner) may transfer, with or without the consent of the General Partner, all or a portion of its Partnership Interest (i) in the case of a Limited Partner who is an individual, to a member of his Immediate Family, any trust formed for the benefit of himself and/or members of his Immediate Family, or any partnership, limited liability company, joint venture, corporation or other business entity comprised only of himself and/or members of his Immediate Family and entities the ownership interests in which are owned by or for the benefit of himself and/or members of his Immediate Family, (ii) in the case of a Limited Partner which is a trust, to the beneficiaries of such trust, (iii) in the case of a Limited Partner which is a partnership, limited liability company, joint venture, corporation or other business entity to which Partnership Units were transferred pursuant to clause (i) above, to its partners, owners or shareholders, as the case may be, who are members of the Immediate Family of or are actually the Person(s) who transferred Partnership Units to it pursuant to clause (i) above, (iv) in the case of a Limited Partner which acquired Partnership Units as of the date hereof and which is a partnership, limited liability company, joint venture, corporation or other business entity, to its partners, owners, shareholders or Affiliates thereof, as the case may be, or the Persons owning the beneficial interests in any of its partners, owners or shareholders or Affiliates thereof (it being understood that this clause (iv) will apply to all of each Person’s Partnership Interests whether the Partnership Units relating thereto were acquired on the date hereof or hereafter), (v) in the case of a Limited Partner which is a partnership, limited liability company, joint venture, corporation or other business entity other than any of the foregoing described in clause (iii) or (iv), in accordance with the terms of any agreement between such Limited Partner and the Partnership pursuant to which such Partnership Interest was issued, (vi) pursuant to a gift or other transfer without consideration, (vii) pursuant to applicable laws of descent or distribution, (viii) to another Limited Partner, and (ix) pursuant to a grant of security interest or other encumbrance thereof effectuated in a bona fide pledge transaction with a bona fide financial institution as a result of the exercise of remedies related thereto, subject to the provisions of Section 11.3.G hereof.  A trust or other entity will be considered formed “for the benefit” of a Partner’s Immediate Family even though some other Person has a remainder interest under or with respect to such trust or other entity.

E.                                     No Transfers Violating Securities Laws.  Without limiting the generality of Section 11.3.A hereof, the General Partner may prohibit any transfer by a Limited Partner of its Partnership Interest if, in the opinion of legal counsel to the Partnership, such transfer would require filing of a registration statement under the Securities Act or Exchange Act or would otherwise violate any federal or state securities laws or regulations applicable to the Partnership or the Partnership Units.

F.                                      No Transfers Affecting Tax Status of Partnership.  No transfer of Partnership Units by a Limited Partner (including a redemption or exchange pursuant to Section 8.6 hereof) may be made to any Person if (i) in the opinion of legal counsel for the Partnership, it could result in the Partnership being treated as an association taxable as a corporation for federal income tax purposes or would result in a termination of the Partnership for federal income tax purposes (except as a result of the redemption or exchange for Shares of all Partnership Units held by all Limited Partners other than the General Partner or the General Partner Entity or any Subsidiary of either the General Partner or the General Partner Entity or pursuant to a transaction not prohibited under Section 11.2 hereof), (ii) in the opinion of legal counsel for the Partnership, it would adversely affect the ability of the General Partner Entity or the General Partner (as applicable) to continue to qualify as a REIT or would subject the General Partner Entity or the General Partner (as applicable) to any additional taxes under Section 857 or Section 4981 of the Code, (iii) such transfer would cause the Partnership to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(e) of the Code), (iv) such transfer would, in the opinion of legal counsel for the Partnership, cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.3-101, (v) such transfer would subject the Partnership to regulation under the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, or the fiduciary responsibility provisions of ERISA, or (vi) such transfer (x) is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code, (y) otherwise could cause the Partnership to be treated as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code and the regulations promulgated thereunder, or (z) is not described in one of the Safe Harbors; provided, however, that this clause (vi) shall cease to apply after the end of the Applicable Year if (1) the classification of the Partnership as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code and the regulations promulgated thereunder could not reasonably be expected to cause the Partnership to be taxable as a corporation for federal income tax purposes and (2) the General Partner receives an opinion of nationally recognized counsel at the beginning of the relevant taxable year (i.e., the first taxable year after the end of the Applicable Year) to the effect that, based on its actual and proposed methods of operation, the Partnership will meet the gross income requirements of Section 7704(c)(2) with respect to such taxable year, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate from the Partnership, executed by a person with the knowledge necessary to make the representations contained therein.

G.                                    No Transfers to Holders of Nonrecourse Liabilities.  No pledge or transfer of any Partnership Units may be made to a lender to the Partnership or any Person who is related (within the meaning of Section 1.752-4(b) of the Regulations) to any lender to the Partnership whose loan constitutes a Nonrecourse Liability without the consent of the General Partner, in its sole and absolute discretion; provided, that as a condition to such consent the lender will be required to enter into an arrangement with the Partnership and the General Partner to exchange or redeem for the Redemption Amount any Partnership Units in which a security interest is held simultaneously with the time at which such lender would be deemed to be a partner in the Partnership for purposes of allocating liabilities to such lender under Section 752 of the Code.

H.                                   Register.  The General Partner shall keep a register for the Partnership on which the transfer, pledge or release of Partnership Units shall be shown and pursuant to which entries shall be made to effect all transfers, pledges or releases as required by the applicable sections of Article 8 of the Uniform Commercial Code, as amended, in effect in the State of Delaware.  The General Partner shall (i) place proper entries in such register clearly showing each transfer and each pledge and grant of security interest and the transfer and assignment pursuant thereto, such entries to be endorsed by the General Partner, and (ii) maintain the register and make the register available for inspection by all of the Partners and their pledgees at all times during the term of this Agreement.  Nothing herein shall be deemed a consent to any pledge or transfer otherwise prohibited under this Agreement.

Section 11.4                             Substituted Limited Partners.

A.                                    Consent of General Partner.  No Limited Partner shall have the right to substitute a transferee as a Limited Partner in his or its place (including any transferees permitted by Section 11.3). The General Partner shall, moreover, have the right to consent to the admission of a transferee of the interest of a Limited Partner pursuant to this Section 11.4 as a Substituted Limited Partner, which consent may be given or withheld by the General Partner in its sole and absolute discretion.  The General Partner’s failure or refusal to permit a transferee of any such interests to become a Substituted Limited Partner shall not give rise to any cause of action against the Partnership, the General Partner or any Partner. A Person shall be admitted to the Partnership as a Substituted Limited Partner only upon the aforementioned consent of the General Partner and the furnishing to the General Partner of (i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 2.4 hereof and (ii) such other documents of the General Partner in order to effect such Person’s admission as a Substituted Limited Partner. The admission of any Person as a Substituted Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the consent of the General Partner to such admission.  The General Partner hereby grants its consent to the admission as a Substituted Limited Partner to any bona fide financial institution that loans money or otherwise extends credit to a holder of Partnership Units and thereafter becomes the owner of such Partnership Units pursuant to the exercise by such financial institution of its rights under a pledge of such Partnership Units granted in connection with such loan or extension of credit.

B.                                    Rights of Substituted Limited Partner.  A transferee who has been admitted as a Substituted Limited Partner in accordance with this Article XI shall have all the rights and powers and be subject to all the restrictions and liabilities of a Limited Partner under this Agreement.

C.                                    Amendment and Restatement of the Partner Registry.  Upon the admission of a Substituted Limited Partner, the General Partner shall amend and restate the Partner Registry to reflect the name, address, Capital Account, number of Partnership Units, and Percentage Interest of such Substituted Limited Partner and to eliminate or adjust, if necessary, the name, address, Capital Account, number of Partnership Units and Percentage Interest of the predecessor of such Substituted Limited Partner.

Section 11.5                             Assignees.

If the General Partner, in its sole and absolute discretion, does not consent to the admission of any permitted transferee as a Substituted Limited Partner, as described in Section 11.4, such transferee shall be considered an Assignee for purposes of this Agreement.  An Assignee shall be deemed to have had assigned to it, and shall be entitled to receive distributions from the Partnership and the share of Net Income, Net Losses, Recapture Income, and any other items, gain, loss, deduction and credit of the Partnership attributable to the Partnership Interest assigned to such transferee, but shall not be deemed to be a holder of a Partnership Interest for any other purpose under this Agreement, and shall not be entitled to vote such Partnership Interest in any matter presented to the Limited Partners for a vote (such Partnership Interest being deemed to have been voted on such matter in the same proportion as all other Partnership Interest held by Limited Partners are voted). In the event any such transferee desires to make a further assignment of any such Partnership Interest, such transferee shall be subject to all of the provisions of this Article XI to the same extent and in the same manner as any Limited Partner desiring to make an assignment of his or its Partnership Interest.

Section 11.6                             General Provisions.

A.                                    Withdrawal of Limited Partner.  No Limited Partner may withdraw from the Partnership other than as a result of a permitted transfer of all of such Limited Partner’s Partnership Interest in accordance with this Article XI and the transferee of such Partnership Interest being admitted to the Partnership as a Substituted Limited Partner or pursuant to redemption of all of its Partnership Units, or the acquisition thereof by the General Partner Entity, under Section 8.6.

B.                                    Termination of Status as Limited Partner.  Any Limited Partner who shall transfer all of its Partnership Interest in a transfer permitted pursuant to this Article XI or pursuant to redemption of all of its Partnership Units under Section 8.6 hereof shall cease to be a Limited Partner upon the admission of all Assignees of such Partnership Interest as Substituted Limited Partners. Similarly, any Limited Partner who shall transfer all of its Partnership Units pursuant to a redemption of all of its Partnership Units, or the acquisition thereof by the General Partner Entity, under Section 8.6 shall cease to be a Limited Partner.

C.                                    Timing of Transfers.  Transfers pursuant to this Article XI may only be made upon ten (10) Business Days prior notice to the General Partner, unless the General Partner otherwise agrees.

D.                                    Allocations.  If any Partnership Interest is transferred during any quarterly segment of the Partnership’s fiscal year in compliance with the provisions of this Article XI or redeemed or transferred pursuant to Section 8.6 on any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof and all other items attributable to such interest for such Partnership Year shall be divided and allocated between the transferor Partner and the transferee Partner by taking into account their varying interests during the Partnership Year in accordance with Section 706(d) of the Code and the corresponding Regulations, using the interim closing of the books method (unless the General Partner, in its sole and absolute discretion, elects to adopt a daily, weekly, or a monthly proration period, in which event Net Income, Net Losses, each item thereof and all other items attributable to such interest for such Partnership Year shall be prorated based upon the applicable method selected by the General Partner).  Solely for purposes of making such allocations, at the discretion of the General Partner, each of such items for the calendar month in which the transfer or redemption occurs shall be allocated to the Person who is a Partner as of midnight on the last day of said month.  All distributions attributable to such Partnership Interest with respect to which the Partnership Record Date is before the date of such transfer, assignment or redemption shall be made to the transferor Partner or the Redeeming Partner, as the case may be, and, in the case of a transfer or assignment other than a redemption, all distributions thereafter attributable to such Partnership Interest shall be made to the transferee Partner.

E.                                     Additional Restrictions.  Notwithstanding anything to the contrary herein, and in addition to any other restrictions on transfer herein contained, including without limitation the provisions of this Article XI, in no event may any transfer or assignment of a Partnership Interest by any Partner (including pursuant to Section 8.6 hereof) be made without the express consent of the General Partner, in its sole and absolute discretion, (i) to any person or entity who lacks the legal right, power or capacity to own a Partnership Interest; (ii) in violation of applicable law; (iii) of any component portion of a Partnership Interest, such as the Capital Account, or rights to distributions, separate and apart from all other components of a Partnership Interest; (iv) if in the opinion of legal counsel to the Partnership such transfer would cause a termination of the Partnership for U.S. federal or state income tax purposes (except as a result of the redemption or exchange for Shares of all Partnership Units held by all Limited Partners other than the General Partner, or pursuant to a transaction not prohibited under Section 11.2 hereof); (v) if in the opinion of counsel to the Partnership, such transfer would cause the Partnership to cease to be classified as a partnership for U.S. federal income tax purposes (except as a result of the redemption or exchange for Shares of all Partnership Units held by all Limited Partners other than the General Partner, or pursuant to a transaction not prohibited under Section 11.2 hereof); (vi) if such transfer would cause the Partnership to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(c) of the Code); (vii) if such transfer would, in the opinion of counsel to the Partnership, cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.1-101; (viii) if such transfer requires the registration of such Partnership Interest pursuant to any applicable federal or state securities laws; (ix) if such transfer is effectuated through an “established securities market” or a “secondary market” (or the substantial equivalent thereof) within the meaning of Section 7704 of the Code or such transfer causes the Partnership to become a “publicly traded partnership,” as such term is defined in Section 469(k)(2) or Section 7704(b) of the Code; (x) if such transfer subjects the Partnership to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or the Employee Retirement Income Security Act of 1974, each as amended; (xi) if such transfer could adversely affect the ability of the General Partner Entity or the General Partner (as applicable) to remain qualified as a REIT; or (xii) if in the opinion of legal counsel for the Partnership, such transfer would adversely affect the ability of the General Partner Entity or the General Partner (as applicable) to continue to qualify as a REIT or subject the General Partner Entity or the General Partner (as applicable) to any additional taxes under Section 857 or Section 4981 of the Code.

F.                                      Avoidance of “Publicly Traded Partnership” Status.  The General Partner shall (a) use commercially reasonable efforts (as determined by it in its sole discretion exercised in good faith) to monitor the transfers of interests in the Partnership to determine (i) if such interests are being traded on an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code and (ii) whether additional transfers of interests would result in the Partnership being unable to qualify for at least one of the “safe harbors” set forth in Regulations Section 1.7704-1 (or such other guidance subsequently published by the IRS setting forth safe harbors under which interests will not be treated as “readily tradable on a secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code) (the “Safe Harbors”) and (b) take such steps as it believes are commercially reasonable and appropriate (as determined by it in its sole discretion exercised in good faith) to prevent any trading of interests or any recognition by the Partnership of transfers made on such markets and, except as otherwise provided herein, to insure that at least one of the Safe Harbors is met; provided, however, that this clause (b) shall cease to apply after the end of the Applicable Year if (1) the classification of the Partnership as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code and the regulations promulgated thereunder could not reasonably be expected to cause the Partnership to be taxable as a corporation for federal income tax purposes and (2) the General Partner receives an opinion of nationally recognized counsel at the beginning of the relevant taxable year (i.e., the first taxable year after the end of the Applicable Year) to the effect that, based on its actual and proposed method of operation, the Partnership will meet the gross income requirements of Section 7704(c)(2) with respect to such taxable year, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate from the Partnership, executed by a person with the knowledge necessary to make the representations contained therein.  Pursuant to its authority under this Section 11.6.F, if the General Partner determines that there is a reasonable possibility that the requirement to comply with one of the Safe Harbors during the period that clause (b) of this Section 11.6.F is in effect could result in not all requests for redemption of Partnership Units pursuant to Section 8.6 being honored for any taxable year, then the General Partner may (but shall not be required to) implement such measures as it determines appropriate (as determined by it in its sole discretion exercised in good faith) to apportion the available opportunities to redeem Partnership Units during such year in a manner that would qualify for one or more of the Safe Harbors among those Limited Partners desiring to redeem Partnership Units during taxable year.

ARTICLE XII
ADMISSION OF PARTNERS

Section 12.1                             Admission of Successor General Partner.

A successor to all of the General Partner’s General Partnership Interest pursuant to Section 11.2 hereof who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective upon such transfer.  Any such successor shall carry on the business of the Partnership without dissolution.  In each case, the admission shall be subject to the successor General Partner’s executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required to effect the admission. In the case of such admission on any day other than the first day of a Partnership Year, all items attributable to the

General Partnership Interest for such Partnership Year shall be allocated between the transferring General Partner and such successor as provided in Section 11.6.D hereof.

Section 12.2                             Admission of Additional Limited Partners.

A.                                    General.  A Person who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner (i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 2.4 hereof and (ii) such other documents or instruments as may be required in the discretion of the General Partner in order to effect such Person’s admission as an Additional Limited Partner.

B.                                    General Partner’s Consent.  No Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent shall be given or withheld in the General Partner’s sole and absolute discretion.  The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the consent of the General Partner to such admission.  Regardless of the means by which any Additional Limited Partner is admitted to the Partnership, such Additional Limited Partner shall, automatically upon such admission, become subject to and bound by all of the terms and conditions of this Agreement, including, without limitation, the provisions of Section 2.4 hereof.

C.                                    Allocations to Additional Limited Partners.  If any Additional Limited Partner is admitted to the Partnership on any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof and all other items allocable among Partners and Assignees for such Partnership Year shall be allocated among such Additional Limited Partner and all other Partners and Assignees by taking into account their varying interests during the Partnership Year in accordance with Section 706(d) of the Code and the corresponding Regulations, using the interim closing of the books method (unless the General Partner, in its sole and absolute discretion, elects to adopt a daily, weekly or monthly proration method, in which event Net Income, Net Losses, and each item thereof would be prorated based upon the applicable period selected by the General Partner).  Solely for purposes of making such allocations, at the discretion of the General Partner, each of such items for the calendar month in which an admission of any Additional Limited Partner occurs shall be allocated among all the Partners and Assignees including such Additional Limited Partner.  All distributions with respect to which the Partnership Record Date is before the date of such admission shall be made solely to Partners and Assignees other than the Additional Limited Partner, and all distributions thereafter shall be made to all the Partners and Assignees including such Additional Limited Partner.

Section 12.3                             Amendment of Agreement and Certificate of Limited Partnership.

For the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Act to amend the records of the Partnership and, if necessary, to prepare as soon as practical an amendment of this Agreement (including an amendment and restatement of the Partner Registry) and, if required by law, shall prepare and file an amendment to the Certificate and may for this purpose exercise the power of attorney granted pursuant to Section 2.4 hereof.

ARTICLE XIII
DISSOLUTION AND LIQUIDATION

Section 13.1                             Dissolution.

The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement.  Upon the withdrawal of the General Partner, any successor General Partner shall continue the business of the Partnership without dissolution.  The Partnership shall dissolve, and its affairs shall be wound up, upon the first to occur of any of the following (each a “Liquidating Event”) :

(i)                                     an event of withdrawal of the General Partner, as defined in the Act (other than an event of Bankruptcy), unless, (a) at the time of the occurrence of such event there is at least one remaining general partner of the Partnership who is hereby authorized to and does carry on the business of the Partnership, or (b) within ninety (90) days after such event of withdrawal a Majority in Interest of the remaining Partners (or such greater percentage as may be required by the Act and determined in accordance with the Act) Consent in writing to continue the business of the Partnership and to the appointment, effective as of the date of withdrawal, of a substitute General Partner;

(ii)                                  from and after the date of this Agreement through December 31, 2067, an election to dissolve the Partnership made by the General Partner with the Consent of a Majority in Interest;

(iii)                               on or after January 1, 2068, an election to dissolve the Partnership made by the General Partner, in its sole and absolute discretion;

(iv)                              entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act;

(v)                                 ninety (90) days after the sale of all or substantially all of the assets and properties of the Partnership for cash or for marketable securities; or

(vi)                              a final and nonappealable judgment is entered by a court of competent jurisdiction ruling that the General Partner is bankrupt or insolvent, or a final and nonappealable order for relief is entered by a court with appropriate jurisdiction against the General Partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless prior to or within ninety days after of the entry of such order or judgment a Majority in Interest of the remaining Partners Consent in writing to continue the business of the Partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a substitute General Partner.

Section 13.2                             Winding Up.

A.                                    General.  Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners.  No Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership’s business and affairs.  The General Partner (or, in the event there is no remaining General Partner, any Person elected by a Majority in Interest of the Limited Partners (the “Liquidator”)) shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership’s liabilities and property and the Partnership property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the General Partner, include equity or other securities of the General Partner or any other entity) shall be applied and distributed in the following order:

(1)                                 First, in satisfaction of all of the Partnership’s debts and liabilities to creditors other than the Partners (whether by payment or the making of reasonable provision for payment thereof);

(2)                                 Second, to the payment and discharge of all of the Partnership’s debts and liabilities to the General Partner;

(3)                                 Third, to the payment and discharge of all of the Partnership’s debts and liabilities to the other Partners;

(4)                                 Fourth, to the holders of Partnership Interests of any class or series that is entitled to any preference in distribution upon liquidation in accordance with the rights of any such class or series of Partnership Interests (and, within each such class or series, to each holder thereof pro rata based on its Percentage Interest in such class); and

(5)                                 The balance, if any, to the General Partner and Limited Partners in accordance with their Capital Accounts, after giving effect to all contributions, distributions, and allocations for all periods.

The General Partner shall not receive any additional compensation for any services performed pursuant to this Article XIII, other than reimbursement of its expenses as provided in Section 7.4.

B.                                    Deferred Liquidation.  Notwithstanding the provisions of Section 13.2.A hereof which require liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (including to those Partners as creditors) and/or distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the provisions of Section 13.2.A hereof, undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation.  Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Partners, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time.  The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

C.                                    Deferred Liquidation.  In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the General Partner and Limited Partners pursuant to this Article XIII may be:

(1)                                 distributed to a trust established for the benefit of the General Partner and Limited Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or the General Partner arising out of or in connection with the Partnership. The assets of any such trust shall be distributed to the General Partner and Limited Partners from time to time, in the reasonable discretion of the Liquidator, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the General Partner and Limited Partners pursuant to this Agreement; or

(2)                                 withheld or escrowed to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership; provided, that such withheld or escrowed amounts shall be distributed to the General Partner and Limited Partners in the manner and order of priority set forth in Section 13.2.A as soon as practicable.

Section 13.3                             Compliance with Timing Requirements of Regulations.

Subject to Section 13.4 below, in the event the Partnership is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to this Article XIII to the General Partner and Limited Partners who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2).  If any Partner has a deficit balance in his or its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever.

Section 13.4                             Deemed Distribution and Recontribution.

Notwithstanding any other provision of this Article XIII, in the event the Partnership is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but no Liquidating Event has occurred, the Partnership’s property shall not be liquidated, the Partnership’s liabilities shall not be paid or discharged and the Partnership’s affairs shall not be wound up.  Instead, for federal income tax purposes and for purposes of maintaining Capital

Accounts pursuant to Exhibit B hereto, the Partnership shall be deemed to have contributed all Partnership property and liabilities to a new limited partnership in exchange for an interest in such new limited partnership and immediately thereafter, the Partnership will be deemed to liquidate by distributing interests in the new limited partnership to the Partners.

Section 13.5                             Rights of Limited Partners.

Except as otherwise provided in this Agreement, each Limited Partner shall look solely to the assets of the Partnership for the return of its Capital Contributions and shall have no right or power to demand or receive property other than cash from the Partnership. Except as otherwise expressly provided in this Agreement, no Limited Partner shall have priority over any other Limited Partner as to the return of its Capital Contributions, distributions, or allocations.

Section 13.6                             Notice of Dissolution.

In the event a Liquidating Event occurs or an event occurs that would, but for provisions of an election or objection by one or more Partners pursuant to Section 13.1, result in a dissolution of the Partnership, the General Partner shall, within thirty (30) days thereafter, provide written notice thereof to each of the Partners and to all other parties with whom the Partnership regularly conducts business (as determined in the discretion of the General Partner) and shall publish notice thereof in a newspaper of general circulation in each place in which the Partnership regularly conducts business (as determined in the discretion of the General Partner).

Section 13.7                             Termination of Partnership and Cancellation of Certificate of Limited Partnership.

Upon the completion of the winding up of the Partnership and liquidation of its assets, as provided in Section 13.2 hereof, the Partnership shall be terminated by filing a certificate of cancellation with the Secretary of State of the State of Delaware, canceling all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware and taking such other actions as may be necessary to terminate the Partnership.

Section 13.8                             Reasonable Time for Winding Up.

A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 13.2 hereof, in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect among the Partners during the period of liquidation.

Section 13.9                             Waiver of Partition.

Each Partner hereby waives any right to partition of the Partnership property.

Section 13.10                      Liability of Liquidator.

The Liquidator shall be indemnified and held harmless by the Partnership in the same manner and to the same degree as an Indemnitee may be indemnified pursuant to Section 7.7 hereof.

ARTICLE XIV
AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS

Section 14.1                             Amendments.

A.                                    General.  Amendments to this Agreement may be proposed only by the General Partner.  Following such proposal (except an amendment pursuant to Section 14.1.B below), the General Partner shall submit any proposed amendment to the Limited Partners and shall seek the written vote of the Partners on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that it may deem appropriate.  For purposes of obtaining a written vote, the General Partner may require a response within a reasonable specified time, but not less than fifteen (15) days, and failure to respond in such time period shall constitute a vote which is consistent with the General Partner’s recommendation with respect to the proposal. Except as otherwise provided in this Agreement, a proposed amendment shall be adopted and be effective as an amendment hereto if it is approved by the General Partner and it receives the Consent of a Majority in Interest.

B.                                    Amendments Not Requiring Limited Partner Approval.  Subject to Section 14.1.C and 14.1.D, the General Partner shall have the power, without the Consent of the Limited Partners, to amend this Agreement as may be required to reflect any changes to this Agreement that the General Partner deems necessary or appropriate in its sole discretion.  Without limitation, the General Partner shall have the power, without the Consent of the Limited Partners, to amend this Agreement as may be required to facilitate or implement any of the following purposes:

(i)                                     to add to the obligations of the General Partner or surrender any right or power granted to the General Partner or any Affiliate of the General Partner for the benefit of the Limited Partners;

(ii)                                  to reflect the issuance of additional Partnership Units or the admission, substitution, termination, or withdrawal of Partners in accordance with this Agreement;

(iii)                               to set forth or amend the designations, rights (including redemption rights that differ from those specified in Section 8.6), powers, duties, and preferences of Partnership Units issued pursuant to Section 4.2.A hereof;

(iv)                              to reflect a change that is of an inconsequential nature and does not adversely affect the Limited Partners in any material respect, or to cure any ambiguity or correct any provision in this Agreement not inconsistent with law or with other provisions;

(v)                                 to reflect such changes as are reasonably necessary for the General Partner to maintain its status as a REIT, including changes which may be necessitated due to a change in applicable law (or an authoritative interpretation thereof) or a ruling of the IRS;

(vi)                              to include provisions in this Agreement that may be referenced in any rulings, regulations, notices, announcements, or other guidance regarding the federal income tax treatment of compensatory partnership interests issued and made effective after the date hereof or in connection with any elections that the General Partner determines to be necessary or advisable in respect of any such guidance. Any such amendment may include, without limitation, (a) a provision authorizing or directing the General Partner to make any election under the such guidance, (b) a covenant by the Partnership and all of the Partners to agree to comply with the such guidance, (c) an amendment to the capital account maintenance provisions and the allocation provisions contained in this Agreement so that such provisions comply with (I) the provisions of the Code and the Regulations as they apply to the issuance of compensatory partnership interests and (II) the requirements of such guidance and any election made by the General Partner with respect thereto, including, a provision requiring “forfeiture allocations” as appropriate. Any such amendments to this Agreement shall be binding upon all Partners; and

(vii)                           to satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law.

The General Partner shall notify the Limited Partners when any action under this Section 14.1.B is taken.

C.                                    Amendments Requiring Certain Limited Partner Approval.  Notwithstanding Sections 14.1.A and 14.1.B hereof, this Agreement shall not be amended with respect to any Partner adversely affected without the Consent of such Partner adversely affected if such amendment would (i) convert a Limited Partner’s interest in the Partnership into a General Partnership Interest; (ii) modify the limited liability of a Limited Partner in a manner adverse to such Limited Partner; (iii) impose on the Limited Partners any obligation to make additional Capital Contributions to the Partnership; (iv) alter or modify Article V or Article XIII (including the related definitions) or the rights of such Partner to receive distributions pursuant to such Articles, or Article VI (including the related definitions) or the allocations specified in Article VI (except as permitted pursuant to Section 4.2, Section 5.6, Section 6.2 and Section 14.1.B(iii) hereof), in each case in a manner adverse to such Partner; (v) alter or modify Section 8.6 (including the related definitions), including the Redemption Right and Shares Amount as set forth in Section 8.6, in a manner adverse to such Partner (except as permitted in Section 8.6.E); (vi) cause the termination of the Partnership prior to the time set forth in Section 2.5 or 13.1; or (vii) amend this Section 14.1.C; provided, however, that for the avoidance of doubt, Consent of a majority of the holders of Formation Units shall be required for any amendment or action that disproportionately and adversely affects holders of Formation Units (including without limitation any amendments to or impacting Sections 6.1.E.2, 6.1.F and 6.1.G) and Consent of a majority of the LTIP Unitholders shall be required for any amendment or action that disproportionately and adversely affects holders of LTIP Units. Any amendment consented to by any Partner shall be effective as to that Partner, notwithstanding the absence of such Consent by any other Partner. For the avoidance of doubt, any amendment that would require the Consent of Partners adversely affected pursuant to this Section 14.1.C shall be effective with respect to all Partners who are not adversely affected thereby without the Consent of such Partners.

D.                                    Other Amendments Requiring Limited Partner Approval.  Notwithstanding Section 14.1.A or Section 14.1.B hereof, the General Partner shall not amend Sections 4.2.A, 4.2.B, 7.5, 7.6, 11.2, 11.3, 14.1.D or 14.2 without the Consent of the Outside Limited Partners.

E.                                     Amendment and Restatement of the Partner Registry Not An Amendment.  Notwithstanding anything in this Article XIV or elsewhere in this Agreement to the contrary, any amendment and restatement of the Partner Registry by the General Partner to reflect events or changes otherwise authorized or permitted by this Agreement, whether pursuant to Section 7.1.A(20) hereof or otherwise, shall not be deemed an amendment of this Agreement and may be done at any time and from time to time, as necessary by the General Partner without the Consent of the Limited Partners.

F.                                      Amendment by Merger.  In the event that the Partnership participates in any merger (including a triangular merger), consolidation or combination with another entity in a transaction not otherwise prohibited by this Agreement and as a result of such merger, consolidation or combination this Agreement is to be amended (or a new agreement for a limited partnership or limited liability company, as applicable, is to be adopted for the surviving entity) and any of the Limited Partners will hold equity interests in the continuing or surviving entity, then any such amendments to this Agreement (or changes from this Agreement reflected in the new agreement for the surviving entity) that would have required the consents provided in Section 14.1.C and 14.1.D shall require such consents.

Section 14.2                             Meetings of the Partners.

A.                                    General.  Meetings of the Partners may be called only by the General Partner.  The call shall state the nature of the business to be transacted.  Notice of any such meeting shall be given to all Partners not less than seven (7) days nor more than thirty (30) days prior to the date of such meeting; provided that a Partner’s attendance at any meeting of Partners shall be deemed a waiver of the foregoing notice requirement with respect to such Partner (except where such attendance is to object to the holding of such meeting).  Partners may vote in person or by proxy at such meeting.  Whenever the vote or Consent of Partners is permitted or required under this Agreement, such vote or Consent may be given at a meeting of Partners or may be given in accordance with the procedure prescribed in Section 14.1.A above.  Except as otherwise expressly provided in this Agreement, the Consent of holders of a Majority in Interest shall control.

B.                                    Actions Without a Meeting.  Except as otherwise expressly provided by this Agreement, any action required or permitted to be taken at a meeting of the Partners may be taken without a meeting if a written consent setting forth the action so taken is signed by a Majority in Interest (or such other percentage as is expressly required by this Agreement).  Such consent may be in one instrument or in several instruments, and shall have the same force and effect as a vote of a Majority in Interest (or such other percentage as is expressly required by this Agreement).  Such consent shall be filed with the General Partner.  An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified.

C.                                    Proxy.  Each Limited Partner may authorize any Person or Persons to act for such Limited Partner by proxy on all matters in which a Limited Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting.  Every proxy must be signed by the Limited Partner or his or its attorney-in-fact.  No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy.  Every proxy shall be revocable at the pleasure of the Limited Partner executing it, such revocation to be effective upon the Partnership’s receipt of written notice of such revocation from the Limited Partner executive such proxy.

D.                                    Conduct of Meeting.  Each meeting of Partners shall be conducted by the General Partner or such other Person as the General Partner may appoint pursuant to such rules for the conduct of the meeting as the General Partner or such other Person deems appropriate. Without limitation, meetings of Partners may be conducted in the same manner as meetings of the shareholders of the General Partner.

E.                                     Record Date.  The General Partner may set, in advance, the Partnership Record Date for the purpose of determining the Partners (i) entitled to Consent to any action, (ii) entitled to receive notice of or vote at any meeting of the Partners or (iii) in order to make a determination of Partners for any other proper purpose. Such date, in any case, (x) shall not be prior to the close of business on the day the Partnership Record Date is fixed and shall be not more than ninety (90) days and, in the case of a meeting of the Partners, not less than ten (10) days, before the date on which the meeting is to be held or Consent is to be given and (y) shall be, with respect to the determination of the existence of Partnership Approval, the record date established by the General Partner Entity for the approval of its shareholders for the event constituting an Extraordinary Transaction.  If no record date is fixed, the record date for the determination of Partners entitled to notice of or to vote at a meeting of the Partners shall be at the close of business on the day on which the notice of the meeting is sent, and the record date for any other determination of Partners shall be the effective date of such Partner action, distribution or other event. When a determination of the Partners entitled to vote at any meeting of the Partners has been made as provided in this section, such determination shall apply to any adjournment thereof.

ARTICLE XV
GENERAL PROVISIONS

Section 15.1                             Addresses and Notice.

Any notice, demand, request or report required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to such Partner or Assignee at the address set forth in the Partner Registry or such other address of which such Partner or Assignee shall notify the General Partner in writing.  Notwithstanding the foregoing, the General Partner may elect to deliver any such notice, demand, request or report by e-mail or by any other electronic means, in which case such communication shall be deemed given or made one day after being sent.

Section 15.2                             Titles and Captions.

All article or section titles or captions in this Agreement are for convenience only.  They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof.  Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement.

Section 15.3                             Pronouns and Plurals.

Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

Section 15.4                             Further Action.

The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 15.5                             Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 15.6                             Creditors; Other Third Parties.

Other than as expressly set forth herein with regard to any Indemnitee, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership or other third party having dealings with the Partnership, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns.

Section 15.7                             Waiver.

No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 15.8                             Counterparts.

This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all of the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.  Each party shall become bound by this Agreement immediately upon affixing his or its signature hereto.

Section 15.9                             Applicable Law.

This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

Section 15.10                      Invalidity of Provisions.

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 15.11                      Entire Agreement.

This Agreement and all Exhibits attached hereto (which Exhibits are incorporated herein by reference as if fully set forth herein) contains the entire understanding and agreement among the Partners with respect to the subject matter hereof and supersedes any prior written or oral understandings or agreements among them with respect thereto.

Section 15.12                      No Rights as Shareholders.

Nothing contained in this Agreement shall be construed as conferring upon the holders of the Partnership Units any rights whatsoever as shareholders of the General Partner Entity or the General Partner (if different), including, without limitation, any right to receive dividends or other distributions made to shareholders of the General Partner Entity or the General Partner (if different) or to vote or to consent or receive notice as shareholders in respect to any meeting of shareholders for the election of directors of the General Partner Entity or the General Partner (if different) or any other matter.

Section 15.13                      Limitation to Preserve REIT Status.

To the extent that any amount paid or credited to the General Partner or the General Partner Entity or its officers, directors, employees or agents pursuant to Section 7.4 or Section 7.7 hereof would constitute gross income to the General Partner Entity or the General Partner (if it is to be qualified as a REIT) for purposes of Section 856(c)(2) or 856(c)(3) of the Code (a “General Partner Payment”) then, notwithstanding any other provision of this Agreement, the amount of such General Partner Payments for any fiscal year shall not exceed the lesser of:

(i)                                     an amount equal to the excess, if any, of (a) 5% of the General Partner Entity’s or the General Partner’s (if it is to be qualified as a REIT) total gross income (but not including the amount of any General Partner Payments) for the fiscal year over (b) the amount of gross income (within the meaning of Section 856(c)(2) of the Code) derived by the General Partner Entity or the General Partner (if it is to be qualified as a REIT) from sources other than those described in subsections (A) through (H) of Section 856(c)(2) of the Code (but not including the amount of any General Partner Payments); or

(ii)                                  an amount equal to the excess, if any of (a) 25% of the General Partner Entity’s or the General Partner’s (if it is to be qualified as a REIT) total gross income (but not including the amount of any General Partner Payments) for the fiscal year over (b) the amount of gross income (within the meaning of Section 856(c)(3) of the Code) derived by the General Partner Entity or the General Partner (if it is to be qualified as a REIT) from sources other than those described in subsections (A) through (I) of Section 856(c)(3) of the Code (but not including the amount of any General Partner Payments);

provided, however, that General Partner Payments in excess of the amounts set forth in subparagraphs (i) and (ii) above may be made if the General Partner Entity or the General Partner (if it is to be qualified as a REIT), as a condition precedent, obtains an opinion of tax counsel that the receipt of such excess amounts would not adversely affect the General Partner Entity’s or the General Partner’s (if it is to be qualified as a REIT) ability to qualify as a REIT.  To the extent General Partner Payments may not be made in a year due to the foregoing limitations, such General Partner Payments shall carry over and be treated as arising in the following year, provided, however, that such amounts shall not carry over for more than five years, and if not paid within such five year period, shall expire; provided, further, that (i) as General Partner Payments are made, such payments shall be applied first to carry over amounts outstanding, if any, and (ii) with respect to carry over amounts for more than one Partnership Year, such payments shall be applied to the earliest Partnership Year first.

IN WITNESS WHEREOF, the General Partner has executed this Agreement as of the date first written above.

JBG SMITH PROPERTIES

By:	/s/ Stephen W. Theriot
	Name:	Stephen W. Theriot
	Title:	Chief Financial Officer

[Signature Page to JBG SMITH Properties LP Partnership Agreement]